UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Chatham Lodging Trust
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50 Cocoanut Row, Suite 211

Palm Beach, FL 33480

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2013

TO OUR SHAREHOLDERS:

The Annual Meeting of the Shareholders of Chatham Lodging Trust (the “Company”) will be held at the Brazilian Court Hotel at 301 Australian Avenue, Palm Beach, Florida 33480, on Tuesday, May 17, 2013, at 9:00 a.m., for the following purposes:

1. To elect the trustees nominated by the Board of Trustees to hold office until the 2014 Annual Meeting of Shareholders and until their successors are elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2013;

3. To hold an advisory vote on executive compensation as disclosed in these materials;

4. To approve the Company’s Amended and Restated Equity Incentive Plan; and

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 1, 2013, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting. Please read it carefully, and vote. Your cooperation is appreciated, because a majority of the common shares must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On or about April 17, 2013, we mailed to our beneficial shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2013 Proxy Statement and Annual Report and vote online. Registered shareholders will be furnished a printed copy of the 2013 Proxy Statement and Annual Reports by mail.

BY ORDER OF THE BOARD OF TRUSTEES,

ERIC KENTOFF

Corporate Secretary

Palm Beach, Florida

April 15, 2013

We want your shares represented at the Annual Meeting regardless of the number of shares you hold. By following the instructions on the enclosed proxy card, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may do so at any time before the vote is finalized.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

MAY 17, 2013

SOLICITATION AND REVOCATION OF PROXY

Proxies in the form furnished are solicited by the Board of Trustees of the Company to be voted at the Annual Meeting of shareholders to be held on May 17, 2013, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Jeffrey Fisher and Dennis Craven. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about April 17, 2013 to shareholders of record at the close of business on April 1, 2013.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Trustees unanimously recommends a vote:

1.	FOR the nominees for Trustee listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent auditors; and

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials.

4.	FOR the approval of the Company’s Amended and Restated Equity Incentive Plan.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on April 1, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 17,582,235 common shares outstanding, which represent all of the voting securities of the Company. Each common share is entitled to one vote. Shareholders do not have cumulative voting rights in the election of Trustees.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 17, 2013. Our proxy statement is attached. Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2012. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless specifically requested. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the U.S. Securities and Exchange Commission, are available at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how stockholders may request to receive proxy materials for future Annual Meeting materials in printed or email form.

A majority of the common shares entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

With respect to proposal 1, the election of Trustees, the affirmative vote of a plurality of the votes cast at the meeting is required to elect a trustee.

With respect to proposal 2, the ratification of the selection of the Company’s independent auditors, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve.

With respect to proposal 3, the advisory vote on executive compensation, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve.

With respect to proposal 4, the approval of the Company’s Amended and Restated Equity Incentive Plan, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on proposals 1, 3 or 4, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

PROPOSAL 1: ELECTION OF TRUSTEES

Your vote is requested in favor of nine trustees to serve until the next Annual Meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees is currently a trustee of the Company and each of their terms expires at this Annual Meeting.

The Company’s bylaws provide that the number of trustees shall be determined from time to time by the Board of Trustees, but may not be less than one. The Company’s Board of Trustees currently consists of nine persons.

Trustees typically are elected for a period of one year and thereafter serve until the next Annual Meeting at which their successors are duly elected by our shareholders. Each nominee for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as a trustee at the time of the Annual Meeting, the proxies named in the proxy card will vote for a nominee designated by the present Board of Trustees to fill the vacancy. Unless otherwise instructed, the proxies named in the proxy card will vote all of the shares for which they hold proxies “FOR” the nominees named below.

Each nominee has indicated a willingness and ability to serve as a Trustee. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board of Trustees. Each Trustee will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

The following candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he should serve as a Trustee, the Board believes that each nominee has demonstrated outstanding achievement in his professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our Trustees collectively have the skills and experience to create a board that is well-suited to oversee the Company. Members of our Board have had a great diversity of experiences and bring to our Board a wide variety of views that strengthen their ability to guide our Company.

The Board of Trustees unanimously recommends that you vote FOR each of the trustee nominees described in this Proposal 1.

Trustees

The following table sets forth information regarding each nominee for election as a trustee.

Name	Age	Position
Jeffrey H. Fisher	57	Chairman, President and Chief Executive Officer
Miles Berger	82	Trustee
Thomas J. Crocker	59	Trustee
Jack P. DeBoer	82	Trustee
Glen R. Gilbert	68	Trustee
C. Gerald Goldsmith	84	Trustee
Robert Perlmutter	51	Trustee
Rolf E. Ruhfus	68	Trustee
Joel F. Zemans	71	Trustee

Set forth below is information with respect to each trustee of the Company.

Jeffrey H. Fisher

Mr. Fisher is our Chairman of the Board, Chief Executive Officer and President. Mr. Fisher is also the majority shareholder of Island Hospitality Management Inc. (“IHM”), a firm he founded in 2007 that currently manages 76 hotels for hotel owners (including 56 hotels originally acquired by the Chatham/Cerberus joint venture from Innkeepers, as that term is hereinafter discussed) and eighteen (18) of our hotels. From 1994 to 2007, Mr. Fisher was Chairman, Chief Executive Officer and President of Innkeepers USA Trust (“Innkeepers”), a lodging REIT he founded and took public in 1994 and was also Chairman and majority shareholder of Innkeepers Hospitality, a privately owned hotel management company. Mr. Fisher grew Innkeepers’ portfolio from seven hotels at the time of its initial public offering to 74 hotels at the time of its sale in June of 2007 to an institutional investor at a total enterprise value of $1.5 billion. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc.

Mr. Fisher received a Bachelor of Science degree in Business Administration from Syracuse University in 1977, a Doctor of Jurisprudence degree from Nova Southeastern University in 1980, and a Masters of Law in Taxation from the University of Miami in 1981. He is a licensed attorney and practiced at Jones & Foster P.A. and Jeffrey H. Fisher P.A. for a total of five years prior to starting his career in the hospitality industry. Additionally, Mr. Fisher currently serves as a Board Member of Marriott’s The Residence Inn Association (TRIA).

Miles Berger

Mr. Berger has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisory services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for more than thirty years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and was Chairman of the Board of Berger Financial Services, a full-service real estate advisory and financial services company from 1950 to 2006. Mr. Berger has served on the Board of Trustees of Universal Health Realty Income Trust, a publicly traded health care REIT, since December 1998. Mr. Berger also serves on the Board of Directors of Medallion Bank and serves on the boards of numerous philanthropic organizations. Mr. Berger previously served on the Board of Trustees of Innkeepers from September 1994 until Innkeepers’ sale in June 2007.

Thomas J. Crocker

Mr. Crocker is Chief Executive Officer and principal investor of Crocker Partners, LLC, a privately-held real estate investment company, which is the general partner of a real estate private equity fund, Crocker Partners IV, L.P. Mr. Crocker was previously the Chief Executive Officer of CRT Properties, Inc. (formerly known as Koger Equity, Inc.), until its sale in September 2005. CRT Properties, Inc. was a NYSE listed REIT which owned or had interests in more than 137 office buildings, containing 11.7 million rentable square feet, primarily located in 25 suburban and urban office projects in 12 metropolitan areas in the Southeastern United States, Maryland and Texas. Prior to joining Koger Equity, Inc. in March 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately-held REIT, which owned and operated approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was an office-based publicly-held REIT in the southeast U.S., from that company’s inception until June 1996, when it merged with Highwoods Properties, a publicly-held REIT. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker previously served on the Board of Trustees of Innkeepers from February 1997 until Innkeepers’ sale in June 2007.

Jack P. DeBoer

Mr. DeBoer is Chairman of Consolidated Holdings, Inc., a private investment company focusing on real estate development and management. Mr. DeBoer is also the Chairman of the Board and majority owner of Value Place LLC, owner of the franchise rights to the Value Place brand of hotels, which provides affordable extended-stay lodging. Mr. DeBoer served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. from its inception in 1995 until it was acquired in December 2003. From October 1993 to September 1995, Mr. DeBoer was self-employed and engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott in 1987. Mr. DeBoer previously served on the Board of Trustees of Innkeepers from November 1996 until Innkeepers’ sale in June 2007.

Glen R. Gilbert

Mr. Gilbert was employed by BFC Financial Corporation, a publicly-traded savings bank and real estate holding company, from November 1980 through April 2011. During that period, Mr. Gilbert served in several senior management positions, including as Chief Financial Officer from May 1987 to April 2007 and as Executive Vice President from July 1997 to April 2007. Mr. Gilbert also served as Senior Executive Vice President for Levitt Corporation, a then publicly-traded home builder and real estate developer, from August 2004 to December 2005, after serving as its Chief Financial Officer and Executive Vice President from April 1997 to August 2004. Mr. Gilbert has also held various executive and chief financial officer positions for other entities related to BFC Financial Corporation. Mr. Gilbert was a certified public accountant from 1970 through 2008 and graduated from the University of Florida with a B.S.B.A. degree in accounting. Mr. Gilbert began his accounting career with KPMG LLP in 1970.

C. Gerald Goldsmith

Mr. Goldsmith has been an independent investor and financial advisor since 1976. He served as Chairman of the Board of First Bank of the Palm Beaches, a community bank in Palm Beach County, Florida, and Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and NYSE-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith previously served on the Board of Trustees of Innkeepers from September 1994 until Innkeepers’ sale in June 2007.

Robert Perlmutter

Mr. Perlmutter is Executive Vice President of Leasing with The Macerich Company focusing on leasing and merchandising. He previously was the managing member and founder of Davis Street Land Company, LLC, a privately held firm focused on the development, management and ownership of upscale shopping centers, which owned a 3.0 million square foot mall portfolio prior to its sale of assets to General Growth Properties and Taubman Centers. From 1983 to 1988, Mr. Perlmutter worked as an investment analyst for Heitman Financial Services, Ltd. in its acquisitions and dispositions division. From 1988 to 1990, he served as Heitman Financial’s President, a capacity in which he was responsible for overseeing all of its acquisitions, financings and dispositions. Mr. Perlmutter subsequently served as Chief Executive Officer of Chicago-based Heitman Retail Properties from 1990 to 1998, where he supervised overall operations and growth of its retail holdings from two retail properties to twenty directly managed malls and twenty-nine joint ventures in regional malls. From 1998 to 2001, he also served on the board of directors of Prime Retail Inc., a NYSE-listed outlet center company. He is a member of the International Council of Shopping Centers and a board member of the First Bank of Highland Park. Mr. Perlmutter received a Bachelor of Sciences degree in business administration, with a concentration in real estate, from the University of Colorado.

Rolf E. Ruhfus

Mr. Ruhfus is Chairman and Chief Executive Officer of LodgeWorks Partners Corporation, a hotel development and management company. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., a consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, an upscale extended-stay hotel chain, from its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (when it was acquired by Marriott International, Inc.). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include an M.B.A. from the Wharton School at the University of Pennsylvania in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the board of several European companies. Mr. Ruhfus previously served on the Board of Trustees of Innkeepers from July 1997 until Innkeepers’ sale in June 2007.

Joel F. Zemans

Mr. Zemans has been active in the ownership and operation of real estate and banks since 1969. From 1971 through 1976, he served as Executive Vice President (and through 1984 as a Director) of Chicago Properties Corporation, a real estate development company that specialized in the rehabilitation of multi-unit residential properties in Chicago. Between 1976 and 2001, Mr. Zemans served as Chief Executive Officer of de novo Mid Town Bancorp, Inc. and its three subsidiaries: Mid Town Bank and Trust Company of Chicago, Mid Town Development Corporation and Equitable Finance Corporation. Currently he serves on the Board of Directors of privately held Bright Electric Supply, and MBA Building Supplies. Mr. Zemans, who holds both a B.A. and an M.B.A. from the University of Chicago, previously served on the Board of Trustees of Innkeepers USA (a NYSE-listed company) from November 2001 until Innkeepers’ sale in June 2007, and on the Board of Mid America Bank, a subsidiary of MAF Bancorp, Inc. (a NASDAQ-listed company) from 2001 to 2004.

Biographical Information Regarding Executive Officers Who Are Not Trustees

Dennis M. Craven — Executive Vice President & Chief Financial Officer

Mr. Craven, age 41, is our Executive Vice President and Chief Financial Officer. He joined our company on September 9, 2010. Mr. Craven previously served as Executive Vice President and Chief Financial Officer of

Innkeepers from March 2006 until the acquisition of Innkeepers in June 2007. Following the acquisition, he continued to serve as Chief Financial Officer of Innkeepers until August 2010. Prior to joining Innkeepers in 2006, Mr. Craven was a partner in Addison Capital Advisors, a venture capital firm based in Memphis, Tennessee, and served as Senior Vice President and Chief Accounting Officer of Independent Bank in Memphis. Prior to that, he served as Vice President and Controller, and later Vice President and Chief Accounting Officer, of RFS Hotel Investors, Inc., a NYSE-listed hotel REIT. Prior to joining RFS, he was a senior manager with PricewaterhouseCoopers LLP in Memphis and London. Mr. Craven received a Bachelor of Accountancy from the University of Mississippi in 1993. He is a licensed Certified Public Accountant in the State of Mississippi.

Peter Willis — Executive Vice President & Chief Investment Officer

Mr. Willis, age 45, is our Executive Vice President & Chief Investment Officer. He joined our Company in October 2009 prior to our initial public offering. Mr. Willis has over 22 years of hotel acquisition experience. From 2001 to 2006, he served as Vice President of Acquisitions & Business Development for Innkeepers and oversaw over $500 million of investments in 18 hotels. From June 2006 to January 2009, Mr. Willis served as Senior Vice President at The Kor Group, a privately held, fully integrated real estate investment firm with a portfolio of over $2 billion in upscale hotel and resort investments, where he focused on U.S. and Caribbean acquisitions and third-party management contracts. While evaluating, negotiating and underwriting specific hotel investments and obtaining and negotiating management contract prospects, Mr. Willis also supported strategic acquisition and corporate planning efforts.

Mr. Willis also held positions with an industry-leading firm supporting the opening of luxury hotels. Establishing the organization’s first international operation in the Asia/Pacific region in 1994, he directed the repositioning and opening of properties throughout the region and in the United States. By 2001, Mr. Willis led overall strategic planning, business development and investor relations, as well as integrating acquisitions among the firm’s operating entities. Mr. Willis began as an analyst and asset manager of hotel, residential and commercial properties for Japanese investment firm JDC America in Tokyo and in the United States.

Mr. Willis received a Bachelor of Science in Business Administration from the University of Florida in 1989 and has completed professional programs at Cornell University’s Hotel School and Obirin University in Tokyo.

Trustee Independence

Our Corporate Governance Guidelines, which are available on our website at www.chathamlodgingtrust.com, require that a majority of our trustees be independent. Our Board of Trustees has adopted the categorical standards prescribed by the New York Stock Exchange (the “NYSE”) to assist the Board of Trustees in evaluating the independence of each trustee. The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between our Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•

a trustee who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•

a trustee who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from our Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•

(i) a trustee who is or whose immediate family member is a current partner of a firm that is our Company’s internal or external auditor; (ii) a trustee who is a current employee of such a firm; (iii) a trustee who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our Company’s audit within that time;

•

a trustee who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of our Company’s present executives at the same time serves or served on that company’s compensation committee; or

•

a trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Trustees has determined that the following members of our Board of Trustees are independent: Miles Berger, Thomas J. Crocker, Jack P. DeBoer, Glen R. Gilbert, C. Gerald Goldsmith, Robert Perlmutter, Rolf E. Ruhfus and Joel F. Zemans. We presently have nine trustees, including these eight independent trustees.

Committees of the Board

Our Board of Trustees has appointed an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, and has adopted charters for each of these committees which are available on our website at www.chathamlodgingtrust.com. Pursuant to these charters, the composition of each committee is required to comply with the listing standards and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees is comprised exclusively of independent trustees, as defined by the listing standards of the NYSE then in effect. In 2012, the Audit Committee met four (4) times, the Compensation Committee met four (4) times, and the Nominating and Governance Committee met three (3) times.

Audit Committee

Our Audit Committee consists of Messrs. Gilbert (Chair), Berger and Zemans. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement throughout the year including the quarterly reviews, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

Mr. Gilbert, an independent trustee, is the chair of our Audit Committee and is our audit committee financial expert as that term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

Compensation Committee

Our Compensation Committee consists of Messrs. Goldsmith (Chair), Berger and Zemans. The Compensation Committee determines compensation for our executive officers and trustees, administers our Equity Incentive Plan, produces an annual report on executive compensation for inclusion in our Annual Meeting proxy statement and publishes an annual committee report for our shareholders.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Crocker (Chair) and Goldsmith. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the Annual Meeting. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for trustee nominees. As provided in our Corporate Governance Guidelines (which are available on our website at www.chathamlodgingtrust.com), the Committee annually reviews the Board with respect to diversity, age and skills of its members. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the Board of Trustees’ performance as a whole and of the committees and individual trustees and reports thereon to the board. Shareholders may make recommendations of potential trustee nominees to the Nominating and Corporate Governance Committee, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, FL 33480. Such communications should include information both on the recommending shareholder and the recommended trustee nominee so the Nominating and Corporate Governance Committee may have adequate information to be recommended by our Board or our Nominating and Corporate Governance Committee.

Shareholder Advisory Resolutions

During our 2012 Annual Meeting of shareholders, shareholders voted on an advisory, non-binding resolution to approve executive compensation (“Say On Pay”) with approximately 93.8% of shareholders voting at the 2012 Annual Meeting voting in favor of executive compensation. After the 2011 Annual Meeting, the Company announced its decision to hold the Say On Pay vote on an annual basis unless and until circumstances warrant a vote on a different timetable.

Code of Business Conduct

We have adopted a corporate code of ethics relating to the conduct of our business by our employees, officers and trustees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the U.S. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business. A copy of the code of conduct may be obtained at no charge by sending a written request to the Corporate Secretary, 50 Cocoanut Row, Suite 211, Palm Beach, FL 33480. The code of conduct is available on our website at www.chathamlodgingtrust.com. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the CEO, chief financial officer, or controller, we will disclose (on our website or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.

Execution of the Company’s Business Plan

In 2012, the Company executed on its business plan through achieving industry leading operating results, amending and extending our senior secured credit facility to increase flexibility, and making a key acquisition. The Company produced superior operating performance, among the best in the lodging REIT sector, encompassing such key metrics as revenue per available room (“RevPAR”) growth of 8.0% year-over-year for the year ended 2012 earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin and margin growth; operating flow-through and adjusted funds from operation per share. We amended the credit facility in November 2012 to significantly reduce borrowing costs and to extend the maturity date to November 5, 2015. During 2012, we paid shareholder dividends of $0.78 per share which represents one of the highest per share dividends in the lodging REIT sector, instituted a shareholder friendly monthly dividend payment program and increased our dividend 8 percent for 2013. Furthermore, the Company delivered a total shareholder return of 50.9% in 2012, again among the best in the lodging REIT sector.

On December 27, 2012, the Company acquired the Hampton Inn Portland Downtown, Portland, ME (the “Portland Hotel”) for a purchase price of $28.0 million, plus customary pro-rated amounts and closing costs. The Company funded the acquisition with available cash and borrowings under the Company’s secured revolving credit facility.

The Company has continued to execute on key strategic initiatives to date in 2013. On January 10, 2013, the Portland Hotel was added to the secured revolving credit facility borrowing base. On January 14, 2013, the Company completed a follow-on common share offering that resulted in the sale of 3,500,000 common shares at $14.70 per share, generating gross proceeds of $51.5 million. Net proceeds, after underwriters’ discounts and commissions and other offering costs, were approximately $49.1 million. The funds were used to pay down the $28.0 million borrowed on its secured revolving credit facility to fund the acquisition of the Portland Hotel and to partially fund the acquisition of the 197-room Courtyard by Marriott Houston Medical Center hotel in Houston, TX (the “Houston Courtyard Hotel”). On January 18, 2013, the Company refinanced the mortgage loans for the Residence Inn Tysons Corner and the Homewood Suites San Antonio hotels. The Residence Inn Tysons Corner loan amount is $24.2 million at an interest rate of 4.49%. The Homewood Suites San Antonio hotel loan amount is $17.7 million at an interest rate of 4.59%. Both loans have a 10 year term and a 30 year amortization payment schedule. There were no prepayment penalties incurred with these transactions. On January 31, 2013, the Company paid off the mortgage loan for the Doubletree Suites Washington, DC for approximately $19.7 million. There was no prepayment penalty or significant costs incurred with this transaction.

On January 31, 2013, the underwriters’ option to purchase additional shares associated with the January 14, 2013 offering were exercised for 92,677 shares at $14.70 per common share, generating gross proceeds of $1.4 million. Net proceeds, after underwriters’ discounts and commissions and other offering costs, were approximately $1.3 million. On February 1, 2013, the Company refinanced the mortgage loan for the Residence Inn Mission Valley in San Diego, CA. The loan amount is $30.9 million at an interest rate of 4.66%. The loan has a 10 year term and a 30 year amortization payment schedule. There was no prepayment penalty or significant costs incurred with this transaction.

On February 5, 2013, the Company acquired the Houston Courtyard Hotel for $34.8 million. The Company funded the acquisition with funds from the January common share offerings and the remainder from borrowings under its secured revolving credit facility.

Compensation Committee Interlocks and Insider Participation

None of the trustees serving on our Compensation Committee is or has ever been one of our officers or employees, nor have any of our trustees serving on our Compensation Committee entered into any transaction with us with a value in excess of $120,000. None of our executive officers, and no trustee serving on our Compensation Committee, serve as a member of the Board of Trustees (or board of directors) or Compensation Committee of any entity that has one or more executive officers serving on our Board of Trustees.

Trustee Compensation

Each of our independent trustees who does not serve as the chairman of one of our committees is paid a trustee’s fee of $75,000 per year. The trustees who serve as our lead trustee, Audit Committee chairman, Compensation Committee chairman and Nominating and Corporate Governance Committee chairman are paid an additional cash fee of $10,000, $10,000, $7,500 and $5,000, respectively. Trustees’ fees, excluding those trustees who do not serve as the lead trustee or chairman of one of our committees, are paid one-half in cash and one-half in our common shares, although each trustee may elect to receive up to all of his trustee fees in the form of our common shares. In January 2012, common share grants were made to each independent trustee for one-half of their annual fee for 2011 compensation. Trustees who are employees receive no additional compensation as trustees. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

The following table sets forth information with respect to the compensation of our independent trustees as of December 31, 2012.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Share Awards ($)(3)	Total ($)
Miles Berger	47,500	37,500	85,000
Thomas J. Crocker	42,500	37,500	80,000
Jack P. DeBoer	37,500	37,500	75,000
Glen R. Gilbert	47,500	37,500	85,000
C. Gerald Goldsmith	45,000	37,500	82,500
Robert Perlmutter	—	75,000	75,000
Rolf E. Ruhfus	37,500	37,500	75,000
Joel F. Zemans	37,500	37,500	75,000

(1)	Mr. Fisher, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and does not receive additional compensation for his service as a trustee. All of the compensation paid to Mr. Fisher for the services he provides to us is reflected in the Summary Compensation Table.
(2)	Reflects cash payments of $37,500 to each of our independent trustees as one-half of the annual trustee’s retainer fee, as well as additional cash fees of (i) $10,000 to our lead independent trustee (Mr. Berger), (ii) $10,000 to the chairman of our Audit Committee (Mr. Gilbert), (iii) $7,500 to the chairman of our Compensation Committee (Mr. Goldsmith) and (iv) $5,000 to the chairman of our Nominating and Corporate Governance Committee (Mr. Crocker).
(3)	Amounts reflect the full grant date fair value of restricted common shares or common shares granted during 2012, calculated in accordance with ASC 718. As part of our 2011 compensation plan, we granted 3,449 common shares in January 2012 to each of our independent trustees as one-half of the annual trustee’s retainer fee There can be no assurance that restricted shares will vest. See “Trustee Compensation” above.

Narrative Disclosure to Trustee Compensation Table

Our compensation policies and practices for our independent trustees are described above under “Trustee Compensation”.

Shareholder Communications to the Board

Shareholders and all interested parties may contact an individual Trustee, the Board as a group, or a specified Board committee or group, including the non-employee Trustees as a group, at the following address: Corporate Secretary, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, FL 33480 Attn: Board of Trustees. The Company will receive and process communications before forwarding them to the addressee. Trustees generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Trustees met four (4) times. Each member of the Board attended 75% or more of the Board meetings and meetings of the committees on which he served either in person or by conference call. As set forth in our Corporate Governance Guidelines, Trustees are invited and encouraged to attend meetings of shareholders. Seven of our Trustees attended last year’s Annual Meeting in person and the remaining two Trustees attended telephonically.

Leadership Structure and Risk Oversight

Management is responsible for the day-to-day management of risks we face. The Board has overall responsibility for overseeing risk management with a focus on the more significant risks facing the Company. Our Audit Committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our Nominating and Corporate Governance Committee oversees corporate governance risks and our Compensation Committee oversees risks relating to remuneration of our officers and employees. The Compensation Committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

At each quarterly meeting of the Audit Committee, a portion of the meeting is devoted to reviewing material credit risks, our loan portfolio, status of foreclosure and similar proceedings, status of the properties in our real estate portfolio and other matters which might have a material adverse impact on current or future operations, and, as required, the Audit Committee reviews risks arising from related party transactions. In addition, at each meeting of the Audit Committee, our Chief Financial Officer, as well as the independent accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee on the results of operations of the Company and the Company’s financial position as well as compliance by our employees with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the Audit Committee in overseeing the risks related to our financial statements and the financial reporting process. At each meeting of the Board of Trustees, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the Audit Committee.

Mr. Fisher serves as both our Chairman and our Chief Executive Officer. Mr. Berger has been appointed lead independent trustee. We believe that it is in the best interests of our shareholders for Mr. Fisher to serve as our Chairman because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We also believe that appointing an independent trustee to preside over executive sessions of the Board and providing the opportunity for all trustees to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on our Board of Trustees. As lead independent trustee, Mr. Berger presides at all meetings of the Board of Trustees at which the Chairman of the Board is not present, has the authority to call meetings of the independent trustees and has such other duties as the Board of Trustees may determine from time to time.

The Board takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers who are responsible for the Company’s day-to-day risk management practices will present to the Board a comprehensive report on the material risks to the Company, including credit risk, liquidity risk and operational risk. At that time, the management team will also review with the Board of Trustees the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board may delegate specific risk management tasks to management or a committee. Throughout the year, management monitors the Company’s risk profile and, on a regular basis, updates the Board as new material risks are identified or the aspects of a risk previously presented to the Board materially change. The Audit Committee also actively monitors risks to the Company throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full Board’s consideration.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common shares as of February 1, 2013 by (i) each of our trustees, (ii) each of our executive officers, (iii) each holder of 5% or more of each class of our shares and (iv) all of our trustees and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;

•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the person has the right to acquire within 60 days (such as restricted common shares that are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480. No shares beneficially owned by any executive officer or trustee have been pledged as security.

Name of beneficial owner	Common Shares Beneficially Owned(1)		Percent of Class
HG Vora Special Opportunities Master Fund, Ltd.	1,300,000	(2)	7.39%
Prudential Financial, Inc.	985,060	(3)	5.60%
V3 Realty Partners, L.P	951,451	(4)	5.41%
Forward Management, LLC	922,507	(5)	5.25%
Wells Fargo and Company	888,866	(6)	5.06%
Jennison Associates LLC	860,977	(7)	4.89%
Moab Capital Partners LLC	852,017	(8)	4.85%
BlackRock, Inc.	754,025	(9)	4.29%
Jeffrey H. Fisher	606,322	(10)	3.45%
Dennis M. Craven	38,939	(11)	*
Peter Willis	33,726	(12)	*
Robert Perlmutter	19,970		*
Miles Berger	18,466		*
Joel F. Zemans	17,466		*
Jack P. DeBoer	15,966		*
C. Gerald Goldsmith	12,466		*
Glen R. Gilbert	12,466		*
Rolf E. Ruhfus	12,466		*
Thomas J. Crocker	12,466		*

All executive officers and trustees as a group	800,719		4.55%

*	Represents less than 1% of our common shares outstanding.
(1)

The number of common shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of common shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G. The number of common shares held by our trustees and executive officers, and all of the percentages shown in this table, are calculated as of February 1, 2013 based on 17,582,680 shares outstanding.

(2)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 29, 2013 by HG Vora Special Opportunities Master Fund, Ltd., a Cayman Islands exempted company, HG Vora Capital Management LLC, a Delaware limited liability company, and Parag Vora, an individual, or HG Vora reporting ownership of these shares as of January 29, 2013. HG Vora has sole voting power over no shares, shared voting power over 1,300,000 shares, sole dispositive power over no shares, and shared dispositive power over 1,300,000 shares. HG Vora has its principal business office at: 870 Seventh Avenue, 2nd Floor, New York, New York 10019.

(3)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 11, 2013 by Prudential Financial, Inc., a New Jersey corporation and parent holding company, or Prudential, reporting ownership of these shares as of December 31, 2012. Prudential has sole voting power over 200,782 shares, shared voting power over 784,278 shares, sole dispositive power over 200,782 shares and shared dispositive power over 784,278 shares. Prudential has its principal business office at: 751 Broad Street, Newark, New Jersey 07102-3777.

(4)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 14, 2013 by V3 Realty Partners, L.P., a Delaware limited partnership, V3 Trading Vehicle, L.P. a Cayman Islands exempted limited partnership, V3 Capital Advisors, LLC, a Delaware limited liability company V3 Capital Management, L.P., a Delaware limited partnership, and Charles Fitzgerald, an individual, or V3, reporting ownership of these shares as of December 31, 2012. V3 has sole voting power over no shares, shared voting power over 951,541 shares, sole dispositive power over no shares, and shared dispositive power over 951,451 shares. V3 has its principal business office at: 400 Park Avenue New York, NY 10022.

(5)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 6, 2013 by Forward Management, LLC, a Delaware limited liability company and Forward Select Income Fund, or Forward, reporting ownership of these shares as of December 31, 2012. Forward has sole voting power over 922,507 shares, shared voting power over no shares, sole dispositive power over 922,507 shares and shared dispositive power over no shares. Forward has its principal business office at: 101 California Street, Ste 1600, San Francisco, CA 94111.

(6)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 13, 2013 by Wells Fargo and Company, a Delaware corporation and parent holding company, or Wells Fargo, reporting ownership of these shares as of December 31, 2012. Wells Fargo has sole voting power and sole dispositive power over no shares, shared voting power over 648,842 shares, and shared dispositive power over 888,866 shares. Wells Fargo has its principal business office at: 420 Montgomery Street, San Francisco, California 94104.

(7)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 12, 2013 by Jennison Associates LLC, a Delaware limited liability company or Jennison, reporting ownership of these shares as of December 31, 2012. Jennison has sole voting power over 860,977 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over 860,977 shares.Jennison has its principal business office at: 466 Lexington Avenue, New York, New York 10017.

(8)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on January 25, 2013 by Moab Capital Partners, LLC, a Delaware limited liability company, Moab Partners, L.P., a Delaware limited partnership, Mr. Michael M. Rothenberg and Mr. David A. Sackler, or, collectively, Moab, reporting ownership of these shares as of January 22, 2013. Moab has sole voting power and sole dispositive power over 852,017 shares and shared voting power and shared dispositive power over no shares. Moab has its principal business office at: 15 East 62nd Street, New York, New York 10065.

(9)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 30, 2013 by BlackRock, Inc, a Delaware corporation or BlackRock, reporting ownership of these shares as of December 31, 2012. BlackRock has sole voting and sole power over 754,025 shares, and shared voting power and shared dispositive power over no shares. BlackRock has its principal business office at: 40 East 52nd Street, New York, New York 10022.

(10)

This amount includes 100 common shares owned by Jeffrey Fisher Marital Trust. Mr. Fisher disclaims beneficial ownership of those shares. This amount does not include 198,940 long-term incentive plan (“LTIP”) units held by Mr. Fisher and does not include 44,014 unvested restricted common shares subject to performance conditions for 2013, 2014 and 2015.

(11)	This amount does not include 26,250 LTIP units held by Mr. Craven and does not include 17,605 unvested restricted common shares subject to performance conditions for 2013, 2014 and 2015.
(12)	This amount does not include 32,585 LTIP units held by Mr. Willis and does not include 14,671 unvested restricted common shares subject to performance conditions for 2013, 2014 and 2015.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We pay base salaries and annual bonuses and make grants of awards under our Equity Incentive Plan to certain of our officers. Awards under our Equity Incentive Plan are granted to provide performance and retention incentives to these individuals based on factors such as the desire to retain such officers’ services over the long-term, aligning such officers’ interest with those of our shareholders, incentivizing such officers over the near-, medium—and long-term, and rewarding such officers for exceptional performance. In addition, our Compensation Committee may determine to make awards to new executive officers to help attract them to our company.

Our compensation program for our named executive officers, Messrs. Fisher, Willis and Craven, consists of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonus awards;

•	Long-term incentives, in the form of restricted share awards and awards of long-term incentive plan (“LTIP”) units that vest over time;

•	Health and welfare benefits; and

•	Severance arrangements under the executives’ employment agreements.

Elements of Named Executive Officer Compensation

Annual base salary. Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. The initial base salaries of Messrs. Fisher and Willis were determined by Messrs. Fisher and Willis prior to completion of our IPO while they served as our sole officers and Mr. Fisher was our sole trustee, with the advice and recommendations of an independent compensation consultant, and were ratified by our Compensation Committee following the completion of our IPO. The initial base salary of Mr. Craven was determined by our Compensation Committee in connection with the commencement of Mr. Craven’s employment in September 2010. Under their employment agreements, Messrs. Fisher, Willis and Craven were entitled to receive initial annual base salaries for 2012 of $400,000, $300,000, $300,000, respectively, payable in approximately equal bi-weekly installments.

In determining whether to increase base salaries for our named executive officers in any subsequent year, including for 2013, the Compensation Committee considers each executive’s role and responsibility, unique skills, future potential with our company, salary levels for similar positions at peer companies, internal pay equity and such other factors as the Compensation Committee may determine to be relevant. For 2013, the Compensation Committee engaged an independent compensation consultant, FTI Consulting (the “Compensation Consultant”), to prepare a report recommending compensation levels as compared with (1) a peer group of fourteen (14) companies, primarily hotel REITs whose equity market capitalization were similar to the Company’s and (2) a specialized peer group comprised of five (5) companies that went public at approximately the same time as the Company. Based on the recommendations of the Compensation Consultant and the successful execution of the Company’s business plan, the Compensation Committee recommended, and the full Board approved, increased 2013 annual base salaries for Messrs. Fisher, Willis and Craven of $450,000, $315,000, and $315,000, respectively. Furthermore, at our 2012 Annual Meeting, our shareholders were provided the opportunity to cast votes to approve a non-binding advisory resolution on executive compensation. This advisory vote was approved by nearly 94% of shares voted and supported the Compensation Committee’s decisions with respect to 2011 and 2012 executive compensation. The companies in each peer group are:

Executive Compensation Peer Group

	Ticker Symbol	Implied Equity Market Capitalization (as of December 5, 2012)
Ashford Hospitality Trust	AHT	$801.1 million
Chesapeake Lodging Trust	CHSP	$752.6 million
Diamondrock Hospitality Company	DRH	$1.71 billion
Felcor Lodging Trust Inc.	FCH	$523.1 million
Hersha Hospitality Trust	HT	$989.4 million
LaSalle Hotel Properties	LHO	$2.09 billion
Morgans Hotel Group Co	MHGC	$194.1 million
National Retail Properties, Inc.	NNN	$3.34 billion
Pebblebrook Hotel Trust	PEB	$1.31 billion
RLJ Lodging Trust	RLJ	$2.03 billion
Strategic Hotels and Resorts, Inc.	BEE	$1.27 billion
Summit Hotel Properties, Inc.	INN	$451.2 million
Sunstone Hotel Investors, Inc.	SHO	$1.42 billion
Terreno Realty Corporation	TRNO	$202.1 million

Annual cash bonus. Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on such individual’s performance. In connection with our annual cash bonus program, our Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of our business. Each year, our annual cash bonus plan will be designed to reward the achievement of specific, pre-established financial and operational objectives. For 2012, the Compensation Committee recommended, and the Board approved, annual cash bonuses for Messrs. Fisher, Willis and Craven of $575,000, $250,000 and $250,000, respectively.

Restricted Share and LTIP Unit Awards. We have provided, and expect to provide in the future, awards pursuant to our Equity Incentive Plan. We made grants of time-based restricted shares to each of Messrs. Fisher and Willis of 15,650 shares and 10,450 shares, respectively, upon completion of our IPO. The number of shares granted, and the type of award made, were determined by Messrs. Fisher and Willis, with the recommendation of the Compensation Consultant, prior to completion of our IPO while they served as our sole officers and Mr. Fisher was our sole trustee, and were subsequently ratified by our Compensation Committee following the completion of our IPO. We also made a grant of 10,450 time-based restricted shares to Mr. Craven in connection with the commencement of his employment in September 2010, which was approved by our Compensation Committee at the time of his appointment. Each restricted share award vests in substantially equal installments on each of the first, second and third anniversaries of the grant date. In 2012, the Compensation Committee approved the grants of non-performance based shares of 30,688 to Mr. Fisher, 10,229 to Mr. Willis and 12,275 to Mr. Craven, all of which will vest ratably on the first three anniversaries of the date of grant. In 2012, the Compensation Committee also approved the grant of performance based shares of 30,688 to Mr. Fisher, 10,229 to Mr. Willis, and 12,275 to Mr. Craven that vest upon the attainment of performance conditions for 2012, 2013 or 2014. The value of the performance based awards have been discounted for accounting purposes to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest.

We made grants of time-based LTIP units to each of Messrs. Fisher and Willis of 198,940 LTIP units and 32,585 LTIP units, respectively, upon completion of our IPO. The number of LTIP units granted, and the type of award made, were determined by Messrs. Fisher and Willis, with the recommendation of the Compensation Consultant, prior to completion of our IPO while they served as our sole officers and Mr. Fisher was our sole trustee, and were subsequently ratified by our Compensation Committee following the completion of our IPO. We also made a grant of 26,250 time-based LTIP units to Mr. Craven in connection with the commencement of his employment in September 2010, which was approved by our Compensation Committee at the time of his appointment. Each LTIP unit award vests in substantially equal installments on each of the first through fifth anniversaries of the grant date.

The time-based restricted share awards were designed to foster equity ownership by our named executive officers in our company and to align their interests with the long-term interests of our shareholders while also attracting and retaining key talent. LTIP unit awards are tied to the performance of our company and were designed to provide these key executives, who are primarily responsible for our growth and operations, with incentives to focus on long-term goals and enhancing shareholder value.

In determining future awards under our Equity Incentive Plan, our Compensation Committee will take into account, among other things, the company’s overall financial performance, the contributions of each of our named executive officers, the long-term equity incentive compensation of officers in similar positions at peer companies, internal pay equity and such other factors as the Compensation Committee may determine to be relevant.

For 2013, the Compensation Consultant recommended awarding the Company’s named executive officers with a balanced equity compensation grant of (1) fifty percent (50%) of the award in the form of performance-based restricted shares that would vest ratably over a three (3) year performance period conditioned upon the Company achieving a total return to shareholders of eight percent (8%) per year and (2) fifty percent (50%) of the award in the form of time-based restricted shares that vest ratably over a three (3) year period. Based upon the Compensation Consultant’s recommendations, the Compensation Committee approved 2013 restricted aggregate (i.e. performance-based and time-based) share awards for Messrs. Fisher, Willis and Craven of $750,000, $250,000, and $300,000, respectively. The performance-based awards will only be granted if the amendment to the Equity Incentive Plan is approved.

Retirement savings opportunities. We have established and plan to maintain a retirement savings plan under section 401(k) of the Code. All eligible employees are able to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, which allows such employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Our 401(k) Plan is intended to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. We match employees’ annual contributions, within prescribed limits, dollar for dollar up to the first 3% of each employee’s compensation contributed and 50% of each employee’s contributions above such 3% threshold, up to 5% of such employee’s compensation. The employee matching contributions vest immediately to the employee.

Health and welfare benefits. We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees.

Post-termination pay. As described more fully under “Employment Arrangements” and “Potential Payments upon Termination or Change in Control,” we have entered into employment agreements with each of our named executive officers that provide the officers with compensation if they are terminated without “cause,” they leave the company with “good reason” (each as defined in the applicable employment agreement) or their employment terminates in certain circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of our company.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Gerry Goldsmith (Chairman) Miles Berger Joel Zemans

Summary Compensation Table

Name and principal position	Year	Base Salary(1)	Bonus(2)	Share Awards(3)(4)		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jeffrey H. Fisher	2012	$400,000	$575,000		$688,125					$1,663,125
Chairman, President & Chief Executive Officer	2011	$300,000	$550,000	$						$850,000
	2010	$209,589	$—		$3,315,068	—	—	—	—	$3,524,657

Peter Willis	2012	$300,000	$250,000		$229,375					$779,375
Executive Vice President & Chief Investment Officer	2011	$285,000	$200,000	$						$485,000
	2010	$199,110	$—		$691,727	—	—	—	—	$890,837

Dennis M. Craven	2012	$300,000	$250,000		$275,500					$825,500
Executive Vice President & Chief Financial Officer	2011	$285,000	$200,000	$						$485,000
	2010	$88,233	—		$574,767	—	—	—	—	$663,000

(1)

2010 annual base salary amounts represent each named executive officer’s annual base salary, prorated to reflect partial year service. Mr. Fisher and Mr. Willis received a pro rata portion of their 2010 base salaries ($300,000 and $285,000, respectively) for the period from the completion of our IPO, April 21, 2010 through December 31, 2010. Mr. Craven received a pro rata portion of his 2010 base salary ($285,000) for the period from September 9, 2010, the commencement date of his employment, through December 31, 2010.

(2)

Any bonus awards are determined at the sole discretion of our Compensation Committee and our Board of Trustees based on our implementation of our business plan and such other factors as the Compensation Committee and the Board may deem appropriate. All of our named executive officers agreed not to accept any cash bonuses for 2010 as part of their initial commitment to the Company.

(3)

Reflects restricted share awards in 2010 to Messrs. Fisher, Willis, and Craven pursuant to our Equity Incentive Plan as part of our 2010 compensation program. The restricted share awards were 15,650 shares for Mr. Fisher, 10,450 for Mr. Willis, and 10,450 for Mr. Craven. Also reflects restricted share awards in 2012 to Messrs. Fisher, Willis and Craven with half of the award to be payable in restricted shares and half of the award to be paid in the form of performance-based restricted shares. For the 2012 grants, which were awarded in February 2012, the non-performance based shares were granted 30,688 to Mr. Fisher, 10,229 to Mr. Willis and 12,275 to Mr. Craven. The 2012 awards also included performance based awards valued at $375,000 to Mr. Fisher, $125,000 to Mr. Willis, and $150,000 to Mr. Craven, however, those amounts have been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. For the 2013 grants, which were awarded in January 2013, the non-performance based shares were granted 23,555 to Mr. Fisher, 7,852 to Mr. Willis and 9,422 to Mr. Craven. The 2013 performance based awards valued at $375,000 to Mr. Fisher, $125,000 to Mr. Willis, and $150,000 to Mr. Craven will only be granted if the amendment to the Equity Incentive Plan is approved and will only vest upon the attainment of conditions in 2013, 2014 or 2015. All restricted share awards vest ratably over the first three anniversaries of the date of grant. Amounts in this column represent the aggregate grant date fair value of the restricted share awards. Amounts were calculated in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC Topic 718.

(4)

Amounts also account for the grant of LTIP units to Messrs. Fisher, Willis, and Craven under our Equity Incentive Plan. Messrs. Fisher and Willis were awarded 198,940 and 32,585, respectively, upon completion of the IPO. Mr. Craven was awarded 26,250 LTIP Units upon commencement. All LTIP unit awards vest ratably over the first five anniversaries of the date of grant. For purposes of this table and the pro forma financial information of Chatham Lodging Trust beginning on page F-3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, we estimated, under the principles of GAAP, that the discounted values of the LTIP unit awards are $3,019,909 to Mr. Fisher, $494,640 to Mr. Willis, and $398,475 to Mr. Craven. The compensation reported in the table related to the LTIP grants reflects the aggregate grant date fair value of the LTIP units, calculated in accordance with ASC Topic 718. To determine the discounted value of the LTIP unit awards, we considered the inherent uncertainty that the LTIP units will reach parity with the other common partnership common units, appropriateness of discounts for illiquidity, expectations for future dividends and various other data available to us as of the date of this grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2012.

Name	Number of Shares or Units That Have Not Vested		Market Value of Shares That Have Not Vested(3)
Jeffrey H. Fisher	119,364	(1)	$1,835,818
	66,592	(2)	$1,024,185
Peter Willis	19,551	(1)	$300,964
	23,941	(2)	$368,213
Dennis M. Craven	15,750	(1)	$242,235
	28,033	(2)	$431,148

(1)

Reflects the grant of LTIP unit awards to the executive under our Equity Incentive Plan upon completion of our IPO or, in the case of Mr. Craven, in connection with the commencement of his employment. The awards of LTIP units vest ratably on each of the remaining three anniversaries of the date of grant: April 23, 2013, April 23, 2014 and April 23, 2015, in the case of Messrs. Fisher and Willis; and on September 9, 2013, September 9, 2014 and September 9, 2015, in the case of Mr. Craven.

(2)

Reflects restricted common shares issued to the executive under our Equity Incentive Plan. The final tranche of the 2010 awards of restricted common shares vest on May 20, 2013 in the case of Messrs. Fisher and Willis; and on September 9, 2013 in the case of Mr. Craven. It also reflects 2011 share grants, issued on February 23, 2012, which the non-performanced based portion vests ratably on each of the first three anniversaries of the date of grant: February 23, 2013, February 23, 2014, and February 23, 2015 and the performance based shares vest based meeting conditions in 2012, 2013 or 2014.

(3)

Unless and until LTIP units reach parity with common shares, the value of LTIP units can only be estimated. However, for purposes of calculating the market value of LTIP units and restricted common shares that have not vested, the market value per unvested LTIP unit and restricted common share is assumed to be $15.38, the closing market price per common share at the end of the last completed fiscal year, December 31, 2012. This table further assumes that the LTIP units had reached parity with our common shares on December 31, 2012. However, as of December 31, 2012, the LTIP units had not reached parity with our common shares. This table further assumes that conditions will be met so that performance based shares will be granted and thus are valued at $15.38 as well.

Option Exercises and Shares Vested

The following table summarizes vesting of common shares applicable to our named executive officers during the year ended December 31, 2012. No options vested and none of the named executive officers exercised any options during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Jeffrey H. Fisher	39,788	(1)	$
	5,217	(2)		$80,237
Peter Willis	6,517	(1)	$
	3,483	(2)		$53,569
Dennis M. Craven	5,250	(1)	$
	3,453	(2)		$53,569

(1)

Reflects the annual vesting of one-fifth of the LTIP unit awards to the executive under our Equity Incentive Plan upon completion of our IPO or, in the case of Mr. Craven, in connection with the commencement of his employment. The awards of LTIP units vest ratably on each of the first five anniversaries of the date of grant: April 23, 2011, April 23, 2012, April 23, 2013, April 23, 2014 and April 23, 2015, in the case of Messrs. Fisher and Willis; and on September 9, 2011, September 9, 2012, September 9, 2013, September 9, 2014 and September 9, 2015, in the case of Mr. Craven. As of December 31, 2012, the LTIP units had not reached parity with our common shares.
(2)

Reflects the annual vesting of one-third of the restricted common shares issued to the executive pursuant to our Equity Incentive Plan following the first meeting of our Board of Trustees after completion of our IPO or, in the case of Mr. Craven, at the time of commencement of his employment. The awards of restricted common shares vest ratably on each of the first three anniversaries of the date of grant: May 20, 2011, May 20, 2012 and May 20, 2013, in the case of Messrs. Fisher and Willis; and on September 9, 2011, September 9, 2012 and September 9, 2013, in the case of Mr. Craven. For purposes of calculating the market value of restricted common shares that have vested, the market value per vested restricted common share is assumed to be $15.38, the closing market price per common share at the end of the last completed fiscal year, December 31, 2012.

Equity Incentive Plan

Prior to the completion of our IPO, our Board of Trustees adopted, and our sole shareholder at the time approved, our Equity Incentive Plan to attract and retain independent trustees, executive officers and other key employees and service providers, including officers and employees of our affiliates. The Equity Incentive Plan provides for the grant of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards.

Administration of the Equity Incentive Plan

The Equity Incentive Plan is administered by our Compensation Committee, which is authorized to approve all terms of awards under the Equity Incentive Plan. Our Compensation Committee may also approve who receives grants under the Equity Incentive Plan and the number of common shares subject to the grant.

Eligibility

All of our employees and employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive grants under the Equity Incentive Plan. In addition, our independent trustees and individuals who perform services for us and our subsidiaries and affiliates, including employees of our operating partnership, may receive grants under the Equity Incentive Plan.

Share Authorization

Prior to the vote on Proposal 4 herein, the number of common shares that may be issued under the Equity Incentive Plan is 565,359. In connection with share splits, dividends, recapitalizations and certain other events, our board will make adjustments that it deems appropriate in the aggregate number of common shares that may be issued under the Equity Incentive Plan and the terms of outstanding awards.

If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance units or other equity-based awards are forfeited, the common shares subject to such awards will again be available for purposes of the Equity Incentive Plan.

Options

The Equity Incentive Plan authorizes our Compensation Committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive share option granted to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of common shares (or attestation of ownership of common shares) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”).

Share Awards

The Equity Incentive Plan also provides for the grant of share awards. A share award is an award of common shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our Compensation Committee may determine. A participant who receives a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares. During the period, if any, when share awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her share awards, (ii) the Company will retain custody of the certificates and (iii) a participant must deliver a share power to the company for each share award.

At the first meeting of our Board of Trustees following the completion of our IPO, our Compensation Committee approved the grant of an aggregate of 36,550 restricted shares to Mr. Fisher, Mr. Willis and Mr. Julio Morales, our former chief financial officer. Mr. Craven was granted 10,450 restricted shares at the commencement of his employment on September 9, 2010. All of these restricted share awards vest ratably on the first three anniversaries of the date of grant other than Mr. Morales’s, of which 7,200 shares vested upon termination of his employment and the rest of which were forfeited. In February 2012, the Compensation Committee approved the grants of non-performance based shares of 30,688 to Mr. Fisher, 10,229 to Mr. Willis and 12,275 to Mr. Craven, all of which will vest ratably on the first three anniversaries of the date of grant. In 2012, the Compensation Committee also approved the grants of performance based share awards of 30,688 to Mr. Fisher, 10,229 to Mr. Willis, and 12,275 to Mr. Craven that vest upon the attainment of performance conditions for 2012, 2013 and 2014. The value of the performance based awards have been discounted for accounting purposes to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. In January 2013, the Compensation Committee approved grants of non-performance and performance based awards to Mr. Fisher, Willis and Craven. 23,555 non-performance based shares were granted to Mr. Fisher, 7,852 to Mr. Willis and 9,422 to Mr. Craven, all of which will vest ratably on the first three anniversaries of the date of grant. Performance based awards of 23,555 shares were granted to Mr. Fisher, 7,852 to Mr. Willis and 9,422 to Mr. Craven. These awards will vest based upon the attainment of performance conditions for 2013, 2014, and 2015.

Share Appreciation Rights

The Equity Incentive Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of the common shares on the date of exercise over the shares’ fair market value on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or as independents grants. The term of a share appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive share option awarded to a “ten percent shareholder.”

Performance Units

The Equity Incentive Plan also authorizes our Compensation Committee to grant performance units. Performance units represent the participant’s right to receive an amount, based on the value of the common shares, if performance goals established by the Compensation Committee are met. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating partnership, the participant’s performance or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, our common shares or a combination thereof.

Other Equity-Based Awards

Our Compensation Committee may grant other types of share-based awards as other equity-based awards under the Equity Incentive Plan, including Long-Term Incentive Plan, or LTIP, units. Other equity-based awards are payable in cash, our common shares or other equity, or a combination thereof, determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee.

LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded is deemed equivalent to an award of one common share under the Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, receive the same quarterly per unit profit distributions as units of our operating partnership, which profit distribution per LTIP unit will generally equal per share dividends on our common shares. This treatment with respect to quarterly distributions is similar to the treatment of our restricted share awards, which generally receive full dividends whether vested or not. Initially, LTIP units do not have full parity with operating partnership common units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership common unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership common units, the LTIP units will achieve full parity with operating partnership common units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership common units at any time, and thereafter will have all the rights of operating partnership common units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive officer will realize for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Upon completion of our IPO, our operating partnership issued an aggregate of 246,960 LTIP units to certain of our officers. The 15,435 LTIP units granted to Mr. Morales at the completion of our IPO were forfeited upon termination of his employment. On September 9, 2010, our operating partnership granted 26,250 LTIP units to Mr. Craven in connection with the commencement of his employment with our company. The LTIP units granted to Messrs. Fisher, Willis and Craven will vest ratably over the first five anniversaries of the date of grant.

Dividend Equivalents

Our Compensation Committee may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they will be deemed to have been invested in common shares) and may be payable in cash, common shares or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalents.

Change in Control

If we experience a change in control, the Compensation Committee may, at its discretion, provide that all outstanding options, share appreciation rights, share awards, performance units, or other equity based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The Compensation Committee may also provide that (i) all outstanding options and share appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding share awards will lapse upon the change in control and (iii) performance units or other equity-based awards will become earned in their entirety. The Compensation Committee may also provide that participants must surrender their outstanding options and share appreciation rights, share awards, performance units, and other equity based awards in exchange for a payment, in cash or our common shares or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and share appreciation rights, the amount by which that per share transaction value exceeds the per share exercise price).

In summary, a change of control under the Equity Incentive Plan occurs if:

•

a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities or common shares;

•

we merge into another entity unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we are liquidated or dissolved; or

•

during any period of two consecutive years individuals who, at the beginning of such period, constitute our Board of Trustees together with any new trustees (other than individuals who become trustees in connection with certain transactions or election contests) cease for any reason to constitute a majority of our Board of Trustees.

Amendment; Termination

Our Board of Trustees may amend or terminate the Equity Incentive Plan at any time, provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the Equity Incentive Plan, materially increases the aggregate number of common shares that may be issued under the Equity Incentive Plan or materially modifies the requirements as to eligibility for participation in the Equity Incentive Plan. Unless terminated sooner by our Board of Trustees or extended with shareholder approval, the Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our Board of Trustees adopted the Equity Incentive Plan.

Employment Arrangements

Jeffrey H. Fisher. Our employment agreement with Mr. Fisher has an initial term of three years and will renew for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. The employment agreement provides for an annual base salary to Mr. Fisher of $400,000 for 2012, subject to increase in the discretion of the Board or its Compensation Committee. For 2013, the Compensation Committee ratified an increased annual base salary to $450,000.

Under his employment agreement, Mr. Fisher is eligible to earn an annual cash bonus at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Committee are achieved.

Mr. Fisher’s employment agreement entitles him to customary fringe benefits, including vacation and the right to participate in any other benefits or plans in which other executive-level employees participate (including but not limited to retirement, pension, profit-sharing, insurance (including life insurance) or hospital plans).

Mr. Fisher’s employment agreement provides for certain payments in the event that his employment ends upon termination by us for “cause,” his resignation without “good reason” (as defined below), his death or disability or any reason other than a termination by us without “cause” or his resignation with “good reason.” The agreement defines “cause” as (1) a failure to perform a material duty or a material breach of an obligation set forth in Mr. Fisher’s employment agreement or a breach of a material and written policy other than by reason of mental or physical illness or injury, (2) a breach of Mr. Fisher’s fiduciary duties, (3) conduct that demonstrably and materially injures us monetarily or otherwise or (4) a conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or fraud or dishonesty involving our assets, and that in each case is not cured, to the Board’s reasonable satisfaction, within 30 days after written notice. In any such event, Mr. Fisher’s employment agreement provides for the payment to him of any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of any of our employee benefit plans.

Mr. Fisher’s employment agreement provides for certain severance payments in the event that his employment ends upon termination by us without “cause” or his resignation for “good reason.” The agreement defines “good reason” as (1) our material breach of the terms of Mr. Fisher’s employment agreement or a direction from the Board that he act or refrain from acting in a manner unlawful or contrary to a material and written policy, (2) a material diminution in Mr. Fisher’s duties, functions and responsibilities without his consent or our preventing him from fulfilling or exercising his material duties, functions and responsibilities without his consent, (3) a material reduction in Mr. Fisher’s base salary or annual bonus opportunity or (4) a requirement that Mr. Fisher relocate more than 50 miles from the current location of his principal office without his consent, in each case provided that Mr. Fisher has given written notice to the Board within 30 days after he knows of the circumstances constituting “good reason,” the circumstances constituting “good reason” are not cured within 30 days of such notice and Mr. Fisher resigns within 30 days after the expiration of the cure period. In any such event, Mr. Fisher is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. If Mr. Fisher signs a general release of claims, then any outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if Mr. Fisher’s employment had not terminated. Mr. Fisher shall also be entitled to receive, subject to Mr. Fisher signing a general release of claims, an amount equal to three times his base salary in effect at the time of termination, an amount equal to three times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to three times the annual premium or cost paid by us for Mr. Fisher’s health, dental, vision, disability and life insurance coverage in effect on his termination date.

Mr. Fisher is the majority shareholder of IHM, a hotel management company that currently manages eighteen (18) of our wholly owned hotels and fifty-six (56) of our hotels owned by our Joint Venture with Cerberus Capital Management LP, and that we may engage to manage certain additional hotels we acquire in the future pursuant to management agreements with our taxable REIT subsidiaries, or TRS Lessees. In order to permit IHM to qualify as an “eligible independent contractor” as required by applicable tax law, Mr. Fisher’s employment agreement permits him to be the principal owner and serve as a director of entities engaged in the hotel management business, and to devote business time to those companies, so long as (1) such activities do not interfere with the performance of his duties to us and (2) he does not serve as an officer or employee of, or receive compensation for service as a director of, any such entity providing hotel management services to us or our affiliates.

Peter Willis and Dennis M. Craven. Our employment agreements with Mr. Willis and Mr. Craven have an initial term of three years and will renew for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. The employment agreements provide for 2012 annual base salaries to each of Mr. Willis and Mr. Craven of $300,000, subject to increase in the discretion of the Board or its Compensation Committee. The Compensation Committee approved increased 2013 annual base salaries to each of Mr. Willis and Mr. Craven of $315,000. The employment agreements entitle each of Mr. Willis and Mr. Craven to fringe benefits substantially similar to those afforded to Mr. Fisher, as described above.

Under their employment agreements, Mr. Willis and Mr. Craven are eligible to earn annual cash bonuses at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Committee are achieved.

Mr. Willis’s and Mr. Craven’s employment agreements provide for certain payments in the event of termination by us for “cause,” resignation without “good reason,” death or disability or any reason other than a termination by us without “cause” or resignation with “good reason.” The definitions of “cause” and “good reason” in Mr. Willis’s and Mr. Craven’s employment agreements are the same as those in Mr. Fisher’s employment agreement, as described above. In any such event, Mr. Willis’s and Mr. Craven’s employment agreements provide for the payment of any earned but unpaid compensation up to the date of termination and any benefits due under the terms of any of our employee benefit plans.

Mr. Willis’s and Mr. Craven’s employment agreements provide for certain severance payments in the event of termination by us without “cause” or resignation for “good reason.” In any such event, Mr. Willis or Mr. Craven, as applicable, would be entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. In addition, subject to his signing a general release of claims, any outstanding options, restricted shares and other equity awards held by Mr. Willis or Mr. Craven, as applicable, shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if employment had not terminated. Each of Mr. Willis and Mr. Craven, as applicable, shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to his base salary at the time of termination, an amount equal to the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to the annual premium or cost paid by us for his health, dental, vision, disability and life insurance coverage in effect on his termination date.

Mr. Willis’s and Mr. Craven’s employment agreements provide for higher severance payments in the event of termination by us without “cause” no more than ninety days before a change in control or on or after a change in control or upon resignation for “good reason” on or after a change in control. The agreement defines “change in control” as (1) a person becoming the beneficial owner of 50% or more of our voting shares, (2) a transfer of 50% or more of our total assets, (3) our merger, consolidation or statutory share exchange, except where our shareholders immediately before the transaction own more than 50% of the outstanding voting securities of the surviving entity, (4) the date members of the Board at the time of completion of our IPO, which includes our initial independent trustees (or members of the Board whose nomination or election to the Board was approved by a majority of such members), cease to constitute a majority of the Board or (5) our complete liquidation or dissolution. In any such event, each of Mr. Willis and Mr. Craven is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. In addition, subject to his signing a general release of claims, all outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options held by Mr. Willis or Mr. Craven, as applicable, shall remain exercisable thereafter until their stated expiration date as if Mr. Willis’s or Mr. Craven’s employment, as applicable, had not terminated. Each of Mr. Willis and Mr. Craven shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to two times his base salary at the time of termination, an amount equal to two times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to two times the annual premium or cost paid by us for his health, dental, vision, disability and life insurance coverage in effect on his termination date.

Potential Payments upon Termination or Change of Control

The following table and accompanying footnotes reflect the estimated potential amounts payable to Messrs. Fisher, Willis and Craven under their employment agreements and the Company’s compensation and benefit plans and arrangements in the event the executive’s employment is terminated under various scenarios, including involuntary termination without cause, voluntary or involuntary termination with cause, voluntary resignation with good reason, involuntary or good reason termination in connection with a change in control and termination due to death and disability. The amounts shown below are estimates of the amounts that would be paid to Messrs. Fisher, Willis and Craven upon termination of their employment assuming that such termination was effective on December 31, 2012. Actual amounts payable will depend upon compensation levels at the time of termination, the amount of future equity awards and other factors, and will likely be greater than amounts shown in this table.

	Cash Severance Payment ($)	Payment in Lieu of Medical/Welfare Benefits (present value) ($)(5)	Acceleration and Continuation of Equity Awards ($)(6)	Excise Tax Gross-up ($)(7)	Total Termination Benefits ($)
Jeffrey H. Fisher(1),(2)
Involuntary Termination Without Cause(3)	$3,500,000	$35,000	$4,083,882	$0	$7,618,882
Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0
Change in Control (No Termination)	0	0	4,083,882	$0	$7,618,882
Involuntary or Good Reason Termination in Connection With Change In Control(4)	3,500,000	105,000	4,083,882	$0	$7,688,882
Death or Disability	0	0	4,083,882	0	4,083,882
Peter Willis(1),(2)
Involuntary Termination Without Cause(3)	$800,000	$20,000	$869,370	$0	$1,689,370
Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0
Change in Control (No Termination)	0	0	869,370	0	869,370
Involuntary or Good Reason Termination in Connection With Change In Control(4)	1,600,000	40,000	869,370	0	2,509,370
Death or Disability	0	0	869,370	0	869,370
Dennis M. Craven(1),(2)
Involuntary Termination Without Cause(3)	$800,000	$20,000	$834,873	$0	$1,654,873
Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0
Change in Control (No Termination)	0	0	834,873	0	834,873
Involuntary or Good Reason Termination in Connection With Change In Control(4)	1,600,000	40,000	834,873	0	2,474,873
Death or Disability	0	0	834,873	0	834,873

(1)

The amounts shown in the table do not include accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan. Those amounts are payable to Messrs. Fisher, Willis and Craven upon any termination of employment, including an involuntary termination with cause and a resignation without good reason.

(2)

A termination of employment due to death or disability entitles Messrs. Fisher, Willis and Craven to benefits under the Company’s life insurance and disability insurance plans. In addition, outstanding restricted share awards and LTIP awards immediately vest upon a termination of employment due to death or disability.

(3)

Mr. Fisher’s employment agreement provides for the payment of a cash severance benefit upon an involuntary termination without cause or a resignation with good reason (without distinction for terminations before or after a change in control). The cash severance benefit, which is payable in a single payment, is equal to the sum of (a) three times Mr. Fisher’s annual base salary, (b) three times the highest annual bonus paid to Mr. Fisher for the three prior fiscal years and (c) one times the amount of the annual bonus paid to Mr. Fisher for the prior fiscal year, prorated based on the number of days of employment in the year of termination.

Mr. Fisher’s employment agreement also provides for the payment of a single sum cash payment upon an involuntary termination without cause or a resignation with good reason (without distinction for terminations before or after a change in control). The payment is in lieu of continued participation in the Company’s health and welfare benefit plans (although Mr. Fisher may elect to pay for continuation coverage mandated by law). The payment is equal to three times the annual premium or portion of the annual premium paid by the Company for (a) health, dental and vision insurance coverage for Mr. Fisher and his eligible dependents and (b) life insurance and disability insurance coverage for Mr. Fisher.

The employment agreements with Messrs. Willis and Craven provide for the payment of a cash severance benefit upon an involuntary termination without cause or a resignation with good reason and not in connection with a change in control. The cash severance benefit for each of Messrs. Willis and Craven is equal to the sum of (a) one times the executive’s annual base salary, (b) one times the highest annual bonus paid to the executive for the three prior fiscal years and (c) the amount of the annual bonus paid to the executive for the prior fiscal year, prorated based on the number of days of employment in the year of termination.

The employment agreements with Messrs. Willis and Craven also provide for the payment of a single sum cash payment upon an involuntary termination without cause or a resignation with good reason and not in connection with a change in control. The payment is in lieu of continued participation in the Company’s health and welfare benefit plans (although Messrs. Willis and Craven may elect to pay for continuation coverage mandated by law). The payment is equal to one times the annual premium or portion of the annual premium paid by the company for (a) health, dental and vision insurance coverage for Messrs. Willis and Craven and their eligible dependents and (b) life insurance and disability insurance coverage for Messrs. Willis and Craven.

(4)

The severance and other benefit payable to Mr. Fisher on account of an involuntary termination without cause or a resignation with good reason in connection with a change in control are the same as described in note (3) above.

The employment agreements with Messrs. Willis and Craven provide for the payment of benefits upon an involuntary termination without cause or a resignation with good reason in connection with a change of control. (A termination in either case is “in connection with a change in control” if it occurs on or after a change in control or, in the case of an involuntary termination without cause, during the ninety day period before a change in control.) In those events, the severance and other benefits payable to Messrs. Willis and Craven are the same as described in note (3) above, except that “two times” is substituted for “one times” each time it appears in note (3).

(5)	The amounts shown in this column are estimates of the annual premiums payable by the Company for health care, insurance and other benefits expected to be provided to Messrs. Fisher, Willis and Craven.

(6)

The amounts shown in this column represent the compensation to Messrs. Fisher, Willis and Craven due to accelerated vesting of LTIP awards and restricted share awards that were part of our 2010 compensation program and restricted time-based and performance-based share awards in 2012, in each case based on the fair market value of our common shares as of December 31, 2012 ($15.38 per share). Outstanding LTIP awards and restricted share awards not previously vested are forfeited upon termination of employment unless employment ends on account of death, disability, an involuntary termination without cause or a resignation with good reason (in which case the restricted share awards and LTIP awards will accelerate and fully vest). Outstanding restricted share awards and LTIP awards also will accelerate and fully vest upon a change in control.

Amounts reflecting accelerated vesting of equity awards in the rows “Change In Control (No Termination)” and “Involuntary or Good Reason Termination in Connection With Change In Control” will be paid upon only one of the specified triggering events (not both) and will not be duplicated in the event that the executive incurs a qualifying termination following a change in control event that has previously resulted in acceleration.

(7)

The employment agreements with Messrs. Fisher, Willis and Craven do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that Messrs. Fisher, Willis and Craven will receive the total or unreduced benefits.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2012, relating to our Equity Incentive Plan pursuant to which grants of common share options, share awards, share appreciation rights, performance units and other equity-based awards options may be granted from time to time.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by security holders(1)	—	—	69,571

Equity compensation plans not approved by security holders	—	—	—

Total			69,571

(1)	Our Equity Incentive Plan was approved by our company’s sole trustee and our company’s sole shareholder prior to completion of our IPO.

Certain Relationships and Related Transactions

Concurrently with the completion of our IPO, in a separate private placement, we sold an aggregate of 500,000 common shares (representing approximately 5.5% of the common shares outstanding upon completion of the IPO, including common shares sold pursuant to the underwriters’ over-allotment option) to Mr. Fisher, our chairman, president and chief executive officer, at a price per share equal to the initial public offering price per share and without payment of any underwriting discount or commission by us. We used approximately $3.2 million of the net proceeds from the IPO to reimburse Mr. Fisher for out-of pocket expenses he incurred in connection with our formation and the IPO, including $2.5 million he funded as earnest money deposits for the acquisition of our initial six hotels. We also used $10,000 of the net proceeds from the IPO to repurchase the shares Mr. Fisher acquired in connection with our formation and initial capitalization.

Upon completion of our IPO, our operating partnership issued 198,940 LTIP units to Mr. Fisher, 32,585 LTIP units to Mr. Willis and 15,435 LTIP units to Mr. Julio Morales, our former chief financial officer. Upon Mr. Craven joining our company in September 2010, our operating partnership issued 26,250 LTIP units to Mr. Craven. These LTIP units vest ratably on each of the first five anniversaries of the date of grant. LTIP units, whether vested or not, will receive the same per-unit profit distributions as common units in our operating partnership, which distributions generally will equal per share distributions on our common shares. Mr. Morales’ LTIP units were cancelled when his employment terminated in September 2010.

We entered into employment agreements with each of Messrs. Fisher, Willis and Craven that provide for payments and other benefits to Messrs. Fisher, Willis and Craven if their employment with us is terminated under certain circumstances. See “Compensation Discussion and Analysis — Employment Arrangements.”

We have also entered into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

As of April 1, 2013, eighteen (18) of our wholly owned hotels and fifty-four (54) or our hotels owned by our Joint Venture with Cerberus Capital Management LP are managed by IHM, which is 90% owned by Mr. Fisher. The management agreements with IHM have an initial term of five years and may be renewed for two five-year periods at the option of IHM by written notice to us no later than 90 days prior to the termination date. The IHM management agreements provide for early termination upon sale of any IHM managed hotel for no termination fee, with six months advance notice. The IHM management agreements can also be terminated for cause. Additionally, if hotel operating performance does not meet specified levels we will be able to terminate any IHM management agreements at no cost. Management agreements with IHM provide for a base management fee of up to 3% of the hotel’s gross revenues, an accounting fee of $1,000 per month per hotel and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income less fixed costs, base management fees and a specified return threshold. The incentive management fee is capped at 1% of gross hotel revenues. For the year ended December 31, 2012, we paid IHM an aggregate of approximately $2.3 million in management fees pursuant to these management agreements.

Because Mr. Fisher is our Chairman, President and Chief Executive Officer and controls IHM, conflicts of interest exist between Mr. Fisher and us regarding:

•	enforcement of the terms of any management agreements between us and IHM;

•	whether and on what terms these management agreements will be renewed upon the expiration;

•	whether and on what terms management contracts will be awarded to IHM; and

•	whether hotel properties will be sold.

Under the hotel management agreements, IHM generally is responsible for complying with our various franchise agreements, subject to us making sufficient funding available. Conflicts of interest exist between us and Mr. Fisher regarding IHM’s compliance with franchise agreements, which could result in:

•	the termination of those agreements and related substantial penalties; or

•	other actions or failures to act by IHM that could result in liability to us or our TRS lessees.

We share our corporate information technology infrastructure with IHM as of January 1, 2011. We and IHM have agreed to a cost sharing arrangement under which we bear approximately 20% of the total costs of operating and maintaining the IT function (including depreciation taken by us on the IT infrastructure).

IHM has obtained an employment practices liability insurance policy that covers our employees. We reimbursed IHM for our pro rata portion of the premium for this policy. In addition, IHM is required to maintain a health benefit plan in which our employees participate. Our reimbursement of IHM is based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees.

Conflicts may arise between us and IHM with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by us and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by IHM as incentive management fees.

Other than the compensation arrangements described in this proxy statement, Mr. Fisher has not received any compensation or other consideration as promoter or otherwise in connection with the formation of our company.

From time to time in connection with certain acquisitions and dispositions or other transactions, we may engage a brokerage firm with which Mr. Fisher’s daughter is employed.

Section 16(a) Beneficial Ownership Reporting Compliance

Under federal securities laws, the Company’s trustees and executive officers, and any persons beneficially owning more than ten percent (10%) of a registered class of the Company’s equity securities, are required to report their ownership of common shares and any changes in that ownership to the SEC. These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 2012 fiscal year. To our knowledge, all of our executive officers, directors, and greater than 10% shareholders have timely complied with all of the filing requirements applicable to them with respect to transactions during the 2012 fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three (3) trustees who are independent as determined by the Board of Trustees, in its business judgment, under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Trustees. The members of the Audit Committee are Glen Gilbert (Chair), Miles Berger and Joel F. Zemans. The Audit Committee appointed, and the Board of Trustees ratified the selection of the Company’s independent registered certified public accounting firm, PricewaterhouseCoopers LLP.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, to monitor the Company’s compliance with legal requirements and to monitor the independence and performance of the Company’s auditors. The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Code.

The Audit Committee has met with management and the independent registered certified public accounting firm, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP, both together and separately. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements for the year ended December 31, 2012, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PricewaterhouseCoopers LLP the issue of its independence from the Company. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the audited consolidated financial statements, the representations of management and the written disclosures and the letter of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

The Audit Committee charter provides that:

•

the Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent auditor, that the independent auditor reports directly to the Committee, and that the Committee retains and may terminate the services of the independent auditor;

•	the Committee must approve in advance all audit engagement fees and terms, and all audit and non-audit services to be provided by the independent auditor;

•

the Committee must establish procedures for the handling of complaints regarding accounting, internal controls, or auditing matters and for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

•	the Committee must establish policies and procedures for the engagement of the outside auditor to perform non-audit services, including pre-approval of all non-audit services;

•	the Committee will review and discuss the adequacy and effectiveness of “disclosure controls and procedures” in addition to other internal controls already reviewed by the Committee; and

•	the Committee has the authority and funding to engage accountants, lawyers and other advisers and experts as it deems necessary.

The Committee’s responsibilities include obtaining and reviewing, at least annually, a report by the outside auditor describing the outside auditor’s internal quality-control procedures, any issues raised by the most recent internal quality-control review, or peer review, of the outside auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to independent audits carried out by the outside auditor, and any steps taken to deal with any such issues; and the Committee’s responsibilities include establishing clear hiring policies for employees or former employees of the Company’s outside auditor. A copy of the Audit Committee charter is posted on the Company’s website at www.chathamlodgingtrust.com. The above summary of the Audit Committee charter is qualified by reference to the complete charter, which should be read in its entirety.

The Audit Committee recommended, and the Board approved, a procedure for the confidential submission, receipt, retention and treatment of concerns and complaints regarding the Company’s accounting or auditing practices. The Company has contracted with an independent company to establish and maintain, and has widely disseminated the existence and availability of, a seven-day-a-week, twenty-four-hour-a-day toll-free telephone number and website for complaints and concerns regarding accounting or auditing practices. The Company’s General Counsel will promptly conduct an initial screening of any such complaint or concern to assess its legitimacy and significance and determine whether to (i) report the complaint or concern to the Chairman of the Audit Committee, (ii) investigate further, or (iii) close the file. Further investigation would involve consulting appropriate senior management not implicated in the complaint or concern and may involve consulting the Company’s outside counsel and independent auditors. Information on the complaint or concern will be maintained in a confidential file for at least seven years. The Company shall take all appropriate steps to prevent retaliation against any individual because that person submitted a complaint or concern. The General Counsel shall provide to the Audit Committee a quarterly report of all complaints and concerns received and their status. Where a complaint or concern (i) relates to accounting, internal accounting controls or auditing matters or (ii) alleges or otherwise suggests the existence of (a) material inaccuracies in financial reporting, (b) fraud or other intentional misconduct with respect to accounting, auditing or internal control over financial reporting or (c) material non-compliance with applicable law, the General Counsel shall promptly report the complaint or concern directly to the Chairman of the Audit Committee. Other complaints and concerns will generally be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. The Audit Committee will from time to time report to the Board the status of pending investigations and a summary of complaints and concerns during the reporting period.

The foregoing has been furnished by the members of the Audit Committee for the year ended December 31, 2012.

AUDIT COMMITTEE

Glen Gilbert (Chair)
Miles Berger
Joel F. Zemans

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company‘s filings with the SEC, except as specified by the Company in any such filing.

Code of Business Conduct

If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the CEO, chief financial officer, or controller, we will disclose (on our website or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.

PROPOSAL 2:

INDEPENDENT PUBLIC ACCOUNTANTS

Retention of Auditor. PricewaterhouseCoopers LLP has served as independent registered certified public accounting firm for the Company and its subsidiaries for the year ended December 31, 2012. The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditor for the year ending December 31, 2013, until and unless changed by action of the Audit Committee of the Board of Trustees. Although shareholder approval of the appointment is not required, the Company is asking the shareholders to ratify the appointment. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee based on all relevant facts and circumstances at the time. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if he desires to do so and will be available to respond to appropriate questions.

Audit Fees. The following chart sets forth the amounts billed to the Company by PricewaterhouseCoopers LLP with respect to services provided in 2012 and 2011:

	Amount
Type	2012	2011
Audit Fees	$624,300	$471,285
Audit-Related Fees	$—	$671,389
Tax Fees	$157,797	$100,000
All Other Fees	$1,800	$1,800

	$783,897	$1,244,474

The Audit-Related Fees for 2011 were for professional services rendered in conjunction with audits related to certain acquisitions completed during 2011. The Tax Fees for 2012 were for the preparation of tax returns. The All Other Fees was for a software license fee. The Audit Committee’s current policy on approval of non-audit services by the independent auditor is to approve at the beginning of each year the scope and fees for any non-audit services for the year that have been identified, and to approve in advance the scope and fees for any additional non-audit services as the need for such services arise. According to PricewaterhouseCoopers LLP, only full-time permanent employees of PricewaterhouseCoopers LLP worked on the Company’s audit in 2012.

THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of PricewaterhouseCoopers LLP.

The Board of Trustees unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our Named Executive Officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2013 Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is nonbinding. The Board and the Compensation Committee, which is comprised of independent Trustees, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to motivate our executives to create and sustain a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted shares) and long-term incentives (including equity awards that vest over up to five years) reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Trustees unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

PROPOSAL 4:

Approval of Amended and Restated Equity Incentive Plan

We currently have in effect the Equity Incentive Plan which was adopted in connection with our initial public offering. The Equity Incentive Plan permits the grant of options to purchase common shares, share appreciation rights, share awards, performance units and other equity-based awards.

On February 19, 2013, our Board of Trustees amended and restated the Equity Incentive Plan (the “Amended Plan”), subject to the approval of our shareholders. The amendments adopted by our Board of Trustees amend the Equity Incentive Plan to (i) increase the Equity Incentive Plan’s share authorization; (ii) allow awards to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code; (iii) restrict the payment of dividends and dividend equivalents on awards that vest upon achievement of performance objectives; (iv) impose an annual limit on awards to Trustees who are not employees; (v) authorize the grant of incentive awards; (vi) provide that awards are subject to any “clawback” or recoupment policy that we adopt and (vii) extend the term of the Equity Incentive Plan through May 16, 2023.

Our Board of Trustees believes that the Equity Incentive Plan has benefited, and the Amended Plan will benefit, the Company by assisting in the recruitment and retention of able employees, directors and consultants (“participants”) by providing them with incentive and reward opportunities designed to enhance our profitable growth. As described in the “Compensation Discussion and Analysis” section, equity awards are a key component of our compensation system and give participants a long-term stake in our company, act as a long-term retention tool and align participants’ interests with those of our shareholders.

The more significant features of the Amended Plan are summarized below. The following summary of the Amended Plan is qualified, in its entirety, by reference to the copy of the Amended Plan which is attached to this proxy statement as Appendix A.

Administration

The Amended Plan will be administered by the Compensation Committee of our Board of Trustees. The Compensation Committee will approve the terms of awards under the Amended Plan. Our Compensation Committee will also approve who will receive grants under the Amended Plan, determine the type of award that will be granted and will approve the number of common shares subject to the grant.

Our Board of Trustees will administer the Amended Plan in the case of any award that is made to a Trustee who is not also an employee of the Company or an affiliate. References in this summary to the “Compensation Committee” include our Board of Trustees with respect to awards made to non-employee Trustees.

Because awards under the Amended Plan will be made at the Compensation Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted. For the same reason, we are unable to determine the awards that would have been granted last year if the Amended Plan had been in effect. However, awards previously granted under the Equity Incentive Plan are reported herein. See “Executive Officer Compensation Tables — Grants of Plan-Based Awards.”

Eligibility

All of our employees and the employees of our subsidiaries and affiliates are eligible to receive grants under the Amended Plan. In addition, our non-employee Trustees and other individuals who perform services for us and our subsidiaries and affiliates, including individuals who provide services through their employment with Chatham Lodging, L.P., may receive grants under the Amended Plan.

Share Authorization and Individual Award Limits

The Equity Incentive Plan provides that up to 565,359 common shares may be issued pursuant to awards. As of the date of this filing, 6,206 common shares are available to be issued pursuant to the Equity Incentive Plan. The Amended Plan provides that the aggregate number of common shares that may be issued pursuant to awards granted on and after May 17, 2013 is 3,000,000 shares. In connection with share splits, share dividends, recapitalizations and certain other events, our Board of Trustees will make adjustments that it deems appropriate in the aggregate number of common shares that may be issued under the Amended Plan, the terms of outstanding awards and the per individual grant limitations described below.

If, on or after May 17, 2013, an award granted under the Amended Plan or the Equity Incentive Plan terminates, expires or is cancelled, forfeited or surrendered without having been exercised or is settled entirely in cash, then the number of common shares subject to such award will again be available for future awards under the Amended Plan. However, any common shares that are tendered or withheld to satisfy the grant or exercise price or to satisfy a tax withholding obligation with respect to an Amended Plan award will not be available for future awards granted under the Amended Plan.

The Equity Incentive Plan was also amended to prescribe limits on the awards that may be granted to any individual participant in a calendar year. A participant who is a Trustee but is not an employee of the Company or an affiliate on the date of grant may not receive awards with respect to more than 100,000 common shares in a calendar year. For other participants, the Amended Plan prescribes the following calendar year limits: 200,000 common shares with respect to options; 200,000 common shares with respect to share appreciation rights; 150,000 common shares with respect to share awards; 150,000 common shares with respect to performance units and 150,000 common shares with respect to other equity-based awards.

Options

The Amended Plan authorizes our Compensation Committee to grant incentive stock options (under Section 421 of the Internal Revenue Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of a common share on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). Except in the event of share splits, share dividends and other changes in our capitalization, the exercise price of an outstanding option cannot be reduced without the approval of shareholders. In addition, unless approved by shareholders, no payment may be made on account of the cancellation of an option if the exercise price exceeds the fair market value of a common share.

The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of common shares (or by attestation of ownership of common shares) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased, (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board or (v) by a combination of the permissible methods. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent shareholder”).

Share Awards

The Amended Plan also provides for the grant of share awards. A share award is an award of common shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. A share award may be subject to vesting or other requirements or restrictions that are stated with reference to one or more “performance goals” as described below under “Section 162(m).” The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our Compensation Committee may determine. A participant who receives a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares; provided, however, that dividends payable on a share award that does not vest solely on account of continued employment or service will be payable when, and only to the extent that, the underlying share award vests. During the period, if any, when share awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her share award shares, (ii) we will retain custody of any stock certificates and (iii) the participant must deliver a stock power to the Company for each share award.

Share Appreciation Rights

The Amended Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of the common share on the date of exercise over the shares’ fair market value on the date of grant (the “initial value”). Share appreciation rights will become exercisable in accordance with terms prescribed by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed ten years from the date of grant or five years from the date of grant in the case of a share appreciation right granted in tandem with an incentive stock option awarded to a “ten percent shareholder”.

Except in the case of share splits, share dividends and other changes in our capitalization, the initial value of an outstanding share appreciation right cannot be reduced without the approval of shareholders. In addition, unless approved by shareholders, no payment may be made on account of the cancellation of a share appreciation right if the initial value exceeds the fair market value of a common share.

Performance Units

The Amended Plan also authorizes our Compensation Committee to grant performance units. Performance units represent the participant’s right to receive an amount, based on the value of a common share or other securities or property, if the requirements prescribed by the Compensation Committee are satisfied. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may be stated with respect to the performance criteria described below under “Section 162(m)” or such other criteria determined by the Compensation Committee. If the performance units are earned, they will be paid in cash, common shares or a combination thereof.

Other Equity-Based Awards

Our Compensation Committee may grant other types of awards as other equity-based awards under the Amended Plan. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to other equity-based awards. Performance goals may be stated with respect to the performance criteria described below under “Section 162(m)” or such other criteria determined by our Compensation Committee. Other equity-based awards are payable in cash, common shares or other equity, or a combination thereof, as determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee.

Incentive Awards

The Amended Plan also permits the grant of incentive awards. An incentive award is an opportunity to earn a payment upon the terms and conditions prescribed by our Compensation Committee. The terms and conditions may provide that the incentive award will be earned only to the extent that the participant, the Company or an affiliate achieves objectives measured over a period of at least one year. The objectives may be stated with reference to one or more of the performance criteria described below under “Section 162(m)” or such other criteria determined by our Compensation Committee. If an incentive award is earned, the amount payable will be paid in cash, common shares or a combination thereof.

Dividend Equivalents

Our Compensation Committee may grant dividend equivalent rights in connection with the grant of performance units and other equity-based awards. The dividend equivalent is the right to receive cash, common shares or other property equivalent to the cash, common shares or other property paid on an equal number of common shares. Dividend equivalents may be paid currently or accrued and paid at a later date (in which case they may be deemed to have been invested in common shares). Dividend equivalents may be payable in cash, common shares or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalents. However, amounts payable under dividend equivalent rights that relate to an award subject to performance vesting requirements will be payable when, and only to the extent that, the underlying award vests.

Change in Control

If we experience a change in control, the Compensation Committee may, at its discretion, provide that all outstanding options, share appreciation rights, share awards, performance units, other equity-based awards or incentive awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The Compensation Committee may also provide that (i) all outstanding options and share appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding share awards will lapse upon the change in control and (iii) performance units, other equity-based awards or incentive awards will become earned in their entirety. The Compensation Committee may also provide that participants must surrender their outstanding options, share appreciation rights, share awards, performance units, other equity-based awards and incentive awards in exchange for a payment, in cash, common shares or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and share appreciation rights, the amount by which that transaction value exceeds the exercise price or initial value).

In summary, a change of control under the Amended Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 50% of our combined voting power or common shares;

•

we merge into another entity unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets; or

•

during any period of two consecutive years individuals who, at the beginning of such period, constitute our Board of Trustees, together with any new Trustees (other than individuals who become Trustees in connection with certain transactions or election contests), cease for any reason to constitute a majority of our Board of Trustees.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits, to $1,000,000, the deduction that a public corporation may claim for compensation paid to each of its chief executive officer and its three other most highly paid executive officers (other than the chief financial officer). The deduction limitation does not apply to compensation that qualifies as “performance based compensation” under Section 162(m).

A special rule under Section 162(m) provided that certain awards under the Equity Incentive Plan that were made during a transition period that began with our initial public offering can qualify as performance based compensation even though they do not satisfy the requirements for performance based compensation otherwise prescribed by Section 162(m). We will not be allowed to rely on the special transition rule with respect to awards granted after approval of the Amended Plan.

Awards granted under the Amended Plan can qualify as performance based compensation under Section 162(m) only if, among other things, the Amended Plan, as approved by shareholders (i) includes a limit on the benefits that an individual may receive in a stated period and (ii) identifies the performance measures or criteria that may be used for awards that are intended to qualify as performance based compensation.

As required by Section 162(m) and described above, the Amended Plan includes limits on the benefits that any participant may receive in a stated period. See “Share Authorization and Individual Award Limits.” The Amended Plan also provides that no participant may receive payments that exceed $2,500,000 under all incentive awards granted in the same calendar year.

The Amended Plan also identifies performance criteria that may be used to establish performance goals that will determine whether an award becomes vested or is earned. The Compensation Committee may prescribe that an award that is intended to qualify as performance based compensation will become vested or be earned only upon the attainment of performance goals or objectives stated with respect to one or more of the following:

•	funds from operations (“FFO”) or FFO per common share;

•	adjusted FFO or adjusted FFO per common share;

•	net income;

•	earnings before or after taxes including earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	adjusted EBITDA;

•	hotel-level EBITDA;

•	hotel revenues;

•	operating income;

•	total earnings or earnings per common share;

•	book value or book value per common share;

•	return on shareholders’ equity;

•	expense management;

•	cash flow;

•	total shareholder return;

•	revenues;

•	return on capital;

•	fair market value of common shares;

•	dividends per common share; and

•	return on assets or net assets.

A performance goal or objective stated with respect to one or more of these criteria may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. In establishing a performance goal or objective, the Compensation Committee may exclude any or all special, unusual or extraordinary items as determined under generally accepted accounting principles, including the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent allowed by Section 162(m), the Committee may also adjust performance goals or objectives to reflect the impact of unusual or non-recurring events affecting the Company and for changes in applicable tax laws and accounting principles.

Return of Awards; Repayment

The Amended Plan provides that all awards, and all payments under awards, are subject to any policy that the Company adopts requiring the return or repayment of benefits, i.e., a claw-back policy. To the extent required by any such policy, as in effect on the date that the award is granted, the date the payment was made or, as applicable, the date the option or share appreciation right was exercised or the date the share award, performance units or other equity-based award is vested or earned, a participant will be required to return any award (if not previously exercised or settled) or to return any payment previously made with respect to an award (if the award has vested or been settled).

Amendment; Termination

The Amended Plan may be amended or terminated at any time by our Board of Trustees; provided that no amendment may adversely impair the benefits of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the Amended Plan, materially increases the aggregate number of common shares that may be issued under the Amended Plan (other than increases to reflect changes in our capitalization as described above) or materially modifies the requirements as to eligibility for participation in the Amended Plan. The Amended Plan provides that, unless terminated sooner by our Board of Trustees, the Amended Plan will terminate on May 17, 2023.

Federal Tax Consequences

Counsel advised us regarding the federal income tax consequences of the Amended Plan. No income is recognized by a participant at the time an option or share appreciation rights is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the incentive stock option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a nonqualified stock option or a share appreciation right generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price or the amount paid in settlement of the share appreciation right.

Income is recognized on account of the grant of a share award or an other equity-based award when the shares or other property subject to the award first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the participant recognizes ordinary income equal to the fair market value of the common shares or other property, less any amount paid by the participant for the common shares or other property.

No income is recognized upon the grant of performance units or incentive awards. Income will be recognized on the date that payment is made under the performance units or incentive award in an amount equal to the amount paid in settlement of the performance units or incentive award.

The employer (either the Company or its affiliate) generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or share appreciation right, the vesting of a share award or other equity-based award and the settlement of performance units and incentive awards. The amount of the deduction generally is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option but may claim a federal income tax deduction on account of certain dispositions of shares acquired under an incentive stock option.

The Board of Trustees recommends that you vote “FOR” Proposal 4.

OTHER MATTERS

Neither the Board of Trustees nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

The Company paid for this proxy solicitation. We hired Wells Fargo Shareholder Services to assist in the distribution of proxy materials and solicitation of votes. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our trustees, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

In order for a shareholder proposal to be included in the proxy statement for the 2014 Annual Meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by the Company no later than the date which is 120 days prior to the one-year anniversary of the date of this Proxy Statement or December 12, 2013. Proposals may be mailed to the Company, to the attention of the Secretary, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480. A shareholder who intends to present a proposal at the Company’s Annual Meeting in 2014, other than pursuant to Rule 14a-8, must comply with the requirements as set forth in our Bylaws, provide the Company notice of such intention by at least December 12, 2013, and such proposal must be a proper matter for shareholder action under Maryland corporate law, or management of the Company will have discretionary voting authority at the 2014 Annual Meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2012 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480, (561) 227-1351. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

GENERAL INFORMATION

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern time, at the office of the Secretary, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

The Company is organized under Maryland law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been property recorded.

As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual

Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Wells Fargo Bank, N.A., Shareholder Services, PO Box 64874, St. Paul, MN 55075, 800-468-9716.

By order of the Board of Trustees,

Jeffrey H. Fisher

Chief Executive Officer

APPENDIX A

CHATHAM LODGING TRUST

EQUITY INCENTIVE PLAN

Amended and Restated

Effective May 17, 2013

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6.09.	Shareholder Rights	12
6.10.	Disposition of Shares	12

Article VII SARS		12

7.01.	Award	12
7.02.	Maximum SAR Period	12
7.03.	Nontransferability	12
7.04.	Transferable SARs	12
7.05.	Exercise	13
7.06.	Employee Status	13
7.07.	Settlement	13
7.08.	Shareholder Rights	13
7.09.	No Reduction of Initial Value	13

Article VIII SHARE AWARDS		13

8.01.	Award	13
8.02.	Vesting	13
8.03.	Employee Status	14
8.04.	Shareholder Rights	14

Article IX PERFORMANCE UNIT AWARDS		14

9.01.	Award	14
9.02.	Earning the Award	14
9.03.	Payment	14
9.04.	Shareholder Rights	15
9.05.	Nontransferability	15
9.06.	Transferable Performance Units	15
9.07.	Employee Status	15

Article X OTHER EQUITY–BASED AWARDS		15

10.01.	Award	15
10.02.	Terms and Conditions	15
10.03.	Payment or Settlement	16
10.04.	Employee Status	16
10.05.	Shareholder Rights	16

Article XI INCENTIVE AWARDS		16

11.01.	Award	16
11.02.	Terms and Conditions	16
11.03.	Nontransferability	16
11.04.	Employee Status	17
11.05.	Settlement	17
11.06.	Shareholder Rights	17

Article XII ADJUSTMENT UPON CHANGE IN COMMON STOCK		17

Article XIII COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES		17

Article XIV GENERAL PROVISIONS		18

14.01.	Effect on Employment and Service	18
14.02.	Unfunded Plan	18
14.03.	Rules of Construction	18

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14.04.	Withholding Taxes	19
14.05.	REIT Status	19

14.06.	Return of Awards; Repayment	19

Article XV change in control		19

15.01.	Impact of Change in Control.	19
15.02.	Assumption Upon Change in Control.	19
15.03.	Cash-Out Upon Change in Control.	20
15.04.	Limitation of Benefits	20

Article XVI AMENDMENT		21

Article XVII DURATION OF PLAN		21

Article XVIII EFFECTIVE DATE OF PLAN		21

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DEFINITIONS

Affiliate

Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, the term “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of shares or interests in the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Share Award, an award of Performance Units, an Option, SAR, Other Equity-Based Award (including an LTIP) or Incentive Award granted to such Participant.

Board

Board means the Board of Trustees of the Company.

Change in Control

“Change in Control” shall mean a change in control of the Company which will be deemed to have occurred after the date hereof if:

(a)	any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power or common shares of the Company;

(b)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), or (d) of this Section 1.05 or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

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(d)	there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.

If a change in control constitutes a payment event with respect to any Option, SAR, Share Award, Performance Unit or Other Equity-Based Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that award on account of a Change in Control unless the event described in (1), (2), (3) or (4) above, as applicable, constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5).

Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

Committee

Committee means the Compensation Committee of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more non-employee members of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code (if awards under the Plan are subject to the deduction limitation of Section 162(m) of the Code) and an “independent director” under the rules of any exchange or automated quotation system on which the Common Shares are listed, traded or quoted; provided , that any action taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the foregoing requirements or otherwise provided in any charter of the Committee. If there is no Compensation Committee, then “Committee” means the Board; and provided, further that with respect to awards made to a member of the Board who is not an employee of the Company or an Affiliate, “Committee” means the Board.

Common Share

Common Share means common shares of beneficial interest, par value $0.01 per share, of the Company.

Company

Company means Chatham Lodging Trust, a Maryland real estate investment trust.

Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

Corresponding SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

Dividend Equivalent Right

Dividend Equivalent Right means the right, subject to the terms and conditions prescribed by the Committee, of a Participant to receive (or have credited) cash, shares or other property in amounts equivalent to the cash, shares or other property dividends declared on Common Shares with respect to specified Performance Units or Common

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Shares subject to an Other Equity-Based Award, as determined by the Committee, in its sole discretion. The Committee may provide that such Dividend Equivalents (if any) shall be distributed only when, and to the extent that, the underlying award is vested or earned and also may provide that Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Common Shares or otherwise reinvested and the Committee shall provide that Dividend Equivalent Rights payable with respect to an award that does not vest or become earned solely on account of continued employment or service shall be distributed only when, and to the extent that, the underlying award is vested or earned.

Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value

Fair Market Value means, on any given date, the reported “closing” price of a Common Share on the New York Stock Exchange for such date or, if there is no closing price for a Common Share on the date in question, the closing price for a Common Share on the last preceding date for which a quotation exists. If, on any given date, the Common Shares are not listed for trading on the New York Stock Exchange, then Fair Market Value shall be the “closing” price of a Common Share on such other exchange on which the Common Shares are listed for trading for such date (or, if there is no closing price for a Common Share on the date in question, the closing price for a Common Share on the last preceding date for which such quotation exists) or, if the Common Shares are not listed on any exchange, the amount determined by the Committee using any reasonable method in good faith and in accordance with the regulations under Section 409A of the Code.

Incentive Award

Incentive Award means an award under Article XI which, subject to the terms and conditions prescribed by the Committee, entitles the Participant to receive a payment from the Company or an Affiliate.

Initial Value

Initial Value means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per Common Share as determined by the Committee on the date of grant; provided, however, that the price shall not be less than the Fair Market Value on the date of grant.

LTIP Unit

LTIP Unit means an “LTIP Unit” as defined in the Operating Partnership’s partnership agreement. An LTIP Unit granted under this Plan represents the right to receive the benefits, payments or other rights in respect of an LTIP Unit set forth in that partnership agreement, subject to the terms and conditions of the applicable Agreement and that partnership agreement.

Operating Partnership

Operating Partnership means Chatham Lodging, L. P.

Option

Option means a share option that entitles the holder to purchase from the Company a stated number of Common Shares at the price set forth in an Agreement.

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Other Equity-Based Award

Other Equity-Based Award means any award other than an Option, SAR, a Performance Unit award or a Share Award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive Common Shares or rights or units valued in whole or in part by reference to, or otherwise based on, Common Shares (including securities convertible into Common Shares) or other equity interests including LTIP Units.

Participant

Participant means an employee or officer of the Company or an Affiliate, a member of the Board, or an individual who provides bona fide services to the Company or an Affiliate (including an individual who provides services to the Company or an Affiliate by virtue of employment with, or providing services to, the Operating Partnership), and who satisfies the requirements of Article IV and is selected by the Committee to receive an award of Performance Units or a Share Award, Option, SAR, Other Equity-Based Award, Incentive Award or a combination thereof.

Performance Goal

Performance Goal means a performance objective that is stated with respect to one or more of the following, alone or in combination: (i) funds from operations (“FFO”) or FFO per Common Share; (ii) adjusted FFO or adjusted FFO per Common Share; (iii) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iv) adjusted EBITDA; (v) hotel-level EBITDA; (vi) hotel revenues; (vii) net income; (viii) operating income; (ix) total earnings or earnings per Common Share; (x) earnings growth; (xi) book value or book value per Common Share; (xii) return on capital; (xiii) return on shareholders’ equity; (xiv) expense management; (xv) Fair Market Value; (xvi) dividends per Common Share; (xvii) revenues; (xviii) cash flow; (xix) return on assets or net assets and (xx) total shareholder return.

A Performance Goal may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. When establishing Performance Goals, the Committee may exclude any or all special, unusual or extraordinary items as determined under U.S. generally accepted accounting principles, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent permitted under Section 162(m) of the Code (for any award that is intended to constitute “performance based compensation” under Section 162(m) of the Code), the Committee may also adjust the Performance Goals as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine.

Performance Units

Performance Units means an award, in the amount determined by the Committee, stated with reference to a specified number of Common Shares or other securities or property, that in accordance with the terms of an Agreement entitles the holder to receive a payment for each specified unit equal to the value of the Performance Unit on the date of payment.

Plan

Plan means this Chatham Lodging Trust Equity Incentive Plan, as amended and restated herein effective May 17, 2013.

REIT

REIT means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

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SAR

SAR means a share appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each Common Share encompassed by the exercise of the SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

Share Award

Share Award means Common Shares awarded to a Participant under Article VIII.

Ten Percent Shareholder

Ten Percent Shareholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) of the Company. An individual shall be considered to own any voting shares owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting shares owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

PURPOSES

The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals and other service providers with ability and initiative by enabling such persons or entities to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Share Awards, Performance Units, and Other Equity-Based Awards in accordance with the Plan and any procedures that may be established by the Committee. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Shares pursuant to this Plan shall be used for general corporate purposes.

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have authority to grant SARs, Share Awards, Performance Units, Options, Incentive Awards and Other Equity-Based Awards upon such terms (not inconsistent with the provisions of this Plan), as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan), on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Share Award, an award of Performance Units, an Incentive Award or an Other Equity-Based Award. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Share Award or Other Equity-Based Award may become transferable or nonforfeitable or the time at which an Other Equity-Based Award, an Incentive Award or an award of Performance Units may be settled. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan (including rules and regulations that require or allow Participants to defer the payment of benefits under the Plan); and to make all other determinations necessary or advisable for the administration of this Plan. The Committee’s determinations under the Plan (including without limitation, determinations of the individuals to receive awards under the Plan, the form, amount and timing of such awards, the terms and provisions of such awards and the Agreements) need not be uniform and may be made by the Committee selectively among individuals who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in

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connection with the administration of this Plan shall be final and conclusive. The members of the Committee shall not be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Share Award, Other Equity-Based Award, Incentive Award or award of Performance Units. All expenses of administering this Plan shall be borne by the Company.

ELIGIBILITY

Any employee of the Company or an Affiliate (including a trade or business that becomes an Affiliate after the adoption of this Plan) and any member of the Board is eligible to participate in this Plan. In addition, any other individual who provides significant services to the Company or an Affiliate (including an individual who provides services to the Company or an Affiliate by virtue of employment with, or providing services to, the Operating Partnership) is eligible to participate in this Plan if the Committee, in its sole discretion, determines that the participation of such individual is in the best interest of the Company.

COMMON SHARES SUBJECT TO PLAN

Common Shares Issued

Upon the award of Common Shares pursuant to a Share Award, an Other Equity-Based Award or in settlement of an Incentive Award or an award of Performance Units, the Company may deliver to the Participant Common Shares from its treasury shares or authorized but unissued Common Shares. Upon the exercise of any Option, SAR or Other Equity-Based Award denominated in Common Shares, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), Common Shares from its treasury shares or authorized but unissued Common Shares.

Aggregate Limit

(a) The maximum aggregate number of Common Shares that may be issued under this Plan pursuant to Options, SARs, Share Awards, Other Equity-Based Awards, Performance Units and Incentive Awards granted on or after May 17, 2013 is 3,000,000 shares. Other Equity-Based Awards granted on or after May 17, 2013, that are LTIP Units shall reduce the maximum aggregate number of Common Shares that may be issued under this Plan on a one-for-one basis, i.e., each such unit shall be treated as an award of Common Shares. For the avoidance of doubt, Common Shares issued pursuant to awards granted before May 17, 2013, shall not reduce the number of Common Shares that may be issued under this Section 5.02 (but shall instead be issued pursuant to the share authorization of the Plan prior to this amendment and restatement of the Plan).

(b) The maximum number of Common Shares that may be issued under this Plan in accordance with Section 5.02(a) shall be subject to adjustment as provided in Article XII.

(c) The maximum number of Common Shares that may be issued upon the exercise of Options that are incentive stock options or Corresponding SARs that are related to incentive stock options and that are granted on or after May 17, 2013, shall be determined in accordance with Sections 5.02(a) and 5.02(b).

Reallocation of Shares

If, on or after May 17, 2013, any award (including LTIP Units) granted under the Plan (including awards granted under the Plan prior to this amendment and restatement) expires, is forfeited or is terminated without having been exercised or is paid in cash without delivery of Common Shares, then any Common Shares covered by such lapsed, cancelled, expired, unexercised or cash-settled portion of such award or grant and any forfeited, lapsed, cancelled or expired LTIP Units shall be available for the grant of other Options, SARs, Share Awards, Other Equity-Based Awards and settlement of Incentive Awards and Performance Units under this Plan. Any Common Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award shall reduce the number of Common Shares available under the Plan and shall not be available for future

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grants or awards. If Common Shares are issued in settlement of an SAR granted on or after May 17, 2013, the number of Common Shares available under the Plan shall be reduced by the number of Common Shares for which the SAR was exercised rather than the number of Common Shares issued in settlement of the SAR. To the extent permitted by applicable law or the rules of any exchange on which the Common Shares are listed for trading, Common Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate shall not reduce the number of Common Shares available for issuance under the Plan.

Individual Grant Limits

(a) Except as provided in Section 5.04(b), in any calendar year a Participant may not be granted Options with respect to more than 200,000 Common Shares, SARs with respect to more than 200,000 Common Shares, Share Awards with respect to more than 150,000 Common Shares, Performance Units with respect to more than 150,000 Common Shares or Other Equity-Based Awards with respect to more than 150,000 Common Shares. For purposes of the preceding sentence, an Option and a Corresponding SAR that relates to that Option will be treated as a single grant.

(b) Section 5.04(a) to the contrary notwithstanding, a Participant who is a member of the Board and who is not an employee of the Company or an Affiliate on the date of grant may not be granted awards under the Plan in any calendar year with respect to more than 100,000 Common Shares. For purposes of the preceding sentence, an Option and a Corresponding SAR that relates to that Option will be treated as a single grant.

(c) The individual grant limitations prescribed by this Section 5.04 shall be subject to adjustment as provided in Article XII.

OPTIONS

Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option is to be granted and will specify the number of Common Shares covered by such awards.

Option Price

The price per Common Share purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per Common Share purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Article XI, the price per share of an outstanding Option may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of shareholders. In addition, no payment shall be made in cancellation of an Option without the approval of shareholders if, on the date of cancellation, the option price per share exceeds Fair Market Value.

Maximum Option Period

The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

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Nontransferability

Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

Transferable Options

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Option transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Notwithstanding the foregoing, an Option may not be transferred for consideration absent shareholder approval.

Employee Status

For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for Common Shares having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

Payment

Subject to rules established by the Committee and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in cash, certified check, by tendering Common Shares, by attestation of ownership of Common Shares, by a broker-assisted cashless exercise or in such other form or manner acceptable to the Committee. If Common Shares are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the date of exercise) of the shares surrendered or other consideration paid must not be less than the Option price of the shares for which the Option is being exercised.

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Shareholder Rights

No Participant shall have any rights as a shareholder with respect to Common Shares subject to an Option until the date of exercise of such Option.

Disposition of Shares

A Participant shall notify the Company of any sale or other disposition of Common Shares acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Shares to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

SARS

Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom SARs are to be granted and will specify the number of Common Shares covered by such awards. No Participant may be granted Corresponding SARs (under the Plan and all plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for Common Shares having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

Maximum SAR Period

The term of each SAR shall be determined by the Committee on the date of grant, except that no SAR shall have a term of more than ten years from the date of grant. In the case of a Corresponding SAR that is related to an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any SAR may provide that it has a term that is less than such maximum period.

Nontransferability

Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

Transferable SARs

Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an SAR transferred pursuant to this Section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities. Notwithstanding the foregoing, in no event may an SAR be transferred for consideration absent shareholder approval.

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Exercise

Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

Employee Status

If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

Settlement

At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Shares, or a combination of cash and Common Shares. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

Shareholder Rights

No Participant shall, as a result of receiving an SAR, have any rights as a shareholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Shares. Notwithstanding the foregoing, the Committee may provide in an Agreement that the holder of an SAR is entitled to Dividend Equivalents during the period beginning on the date of the award and ending on the date the SAR is exercised.

No Reduction of Initial Value

Except as provided in Article XII, the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of shareholders. In addition, no payment shall be made in cancellation of a SAR without the approval of shareholders if, on the date of cancellation, the Initial Value exceeds Fair Market Value.

SHARE AWARDS

Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Share Award is to be made and will specify the number of Common Shares covered by such awards.

Vesting

The Committee, on the date of the award, may prescribe that a Participant’s rights in a Share Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in a

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Share Award shall be forfeitable or otherwise restricted subject to the attainment of objectives stated with reference to the Company’s, an Affiliate’s or a business unit’s attainment of objectives stated with respect to performance criteria established by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals.

Employee Status

In the event that the terms of any Share Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or continuous service, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

Shareholder Rights

Unless otherwise specified in accordance with the applicable Agreement, while the Common Shares granted pursuant to the Share Award may be forfeited or are nontransferable, a Participant will have all rights of a stockholder with respect to a Share Award, including the right to receive dividends and vote the shares; provided, however, that dividends payable on Common Shares subject to a Share Award that does not become nonforfeitable and transferable solely on account of continued employment or service shall be distributed only when, and to the extent that, the underlying Share Award is nonforfeitable and transferable and the Committee may provide that such dividends shall be deemed to have been reinvested in additional Common Shares. During the period that the Common Shares subject to a Share Award may be forfeited or are nontransferable (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to a Share Award, (ii) the Company shall retain custody of the certificates evidencing shares granted pursuant to a Share Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Share Award. The limitations set forth in the preceding sentence shall not apply after the shares granted under the Share Award are transferable and are no longer forfeitable.

PERFORMANCE UNIT AWARDS

Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an award of Performance Units is to be made and will specify the number of Common Shares or other securities or property covered by such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Performance Units.

Earning the Award

The Committee, on the date of the grant of an award, shall prescribe that the Performance Units will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Units, only upon the satisfaction of performance objectives and such other criteria as may be prescribed by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals.

Payment

In the discretion of the Committee, the amount payable when an award of Performance Units is earned may be settled in cash, by the issuance of Common Shares, by the delivery of other securities or property or a combination thereof. A fractional Common Share shall not be deliverable when an award of Performance Units is earned, but a cash payment will be made in lieu thereof. The amount payable when an award of Performance Units is earned shall be paid in a lump sum.

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Shareholder Rights

A Participant, as a result of receiving an award of Performance Units, shall not have any rights as a shareholder until, and then only to the extent that, the award of Performance Units is earned and settled in Common Shares. After an award of Performance Units is earned and settled in Common Shares, a Participant will have all the rights of a shareholder as described in Section 8.05.

Nontransferability

Except as provided in Section 9.06, Performance Units granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Units shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

Transferable Performance Units

Section 9.05 to the contrary notwithstanding, if the Agreement provides, an award of Performance Units may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of Performance Units transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Performance Units during the period that they were held by the Participant; provided, however that such transferee may not transfer Performance Units except by will or the laws of descent and distribution. Notwithstanding the foregoing, in no event may a Performance Unit be transferred for consideration absent shareholder approval.

Employee Status

In the event that the terms of any Performance Unit award provide that no payment will be made unless the Participant completes a stated period of employment or continued service, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

OTHER EQUITY–BASED AWARDS

Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Other Equity-Based Award is to be made and will specify the number of Common Shares or other equity interests (including LTIP Units) covered by such awards; provided, however, that the grant of LTIP Units must satisfy the requirements of the partnership agreement of the Operating Partnership as in effect on the date of grant. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Other Equity-Based Award.

Terms and Conditions

The Committee, at the time an Other Equity-Based Award is made, shall specify the terms and conditions which govern the award. The terms and conditions of an Other Equity-Based Award may prescribe that a Participant’s rights in the Other Equity-Based Award shall be forfeitable, nontransferable or otherwise restricted for a period of time or subject to such other conditions as may be determined by the Committee, in its discretion and set forth in the Agreement, including the attainment of objectives stated with respect to one or more Performance Goals. Other Equity-Based Awards may be granted to Participants, either alone or in addition to other awards granted under the Plan, and Other Equity-Based Awards may be granted in the settlement of other Awards granted under the Plan.

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Payment or Settlement

Other Equity-Based Awards valued in whole or in part by reference to, or otherwise based on, Common Shares, shall be payable or settled in Common Shares, cash or a combination of Common Shares and cash, as determined by the Committee in its discretion; provided, however, that any Common Shares that are issued on account of the conversion of LTIP Units into Common Stock shall not be issued under the Plan. Other Equity-Based Awards denominated as equity interests other than Common Shares may be paid or settled in shares or units of such equity interests or cash or a combination of both as determined by the Committee in its discretion.

Employee Status

If the terms of any Other Equity-Based Award provides that it may be earned or exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

Shareholder Rights

A Participant, as a result of receiving an Other Equity-Based Award, shall not have any rights as a shareholder until, and then only to the extent that, the Other Equity-Based Award is earned and settled in Common Shares.

INCENTIVE AWARDS

Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Incentive Award is to be made. The amount payable under all Incentive Awards shall be finally determined by the Committee; provided, however, that the maximum amount payable to an individual under all Incentive Awards granted in the same calendar year is $2,500,000.

Terms and Conditions

The Committee, at the time an Incentive Award is made, shall specify the terms and conditions that govern the award. Such terms and conditions may prescribe that the Incentive Award shall be earned only to the extent that the Participant, the Company or an Affiliate, during a performance period of at least one year, achieves objectives stated with reference to one or more performance measures or criteria prescribed by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals. Such terms and conditions also may include other limitations on the payment of Incentive Awards including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment or service with the Company or an Affiliate or that the Company, an Affiliate, or the Participant attain stated objectives or goals (in addition to those prescribed in accordance with the preceding sentence) as a prerequisite to payment under an Incentive Award.

Nontransferability

Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

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Employee Status

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

Settlement

An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common Stock or a combination of cash and Common Stock, as determined by the Committee.

Shareholder Rights

No participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or an Affiliate until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of shares of Common Stock.

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of Common Shares as to which Options, SARs, Performance Units, Share Awards, Incentive Awards and Other Equity-Based Awards may be granted, the per individual annual grant limitations and the terms of outstanding Share Awards, Options, SARs, Performance Units, Incentive Awards and Other Equity-Based Awards shall be adjusted as the Board determines is equitably required in the event that (i) the Company (a) effects one or more nonreciprocal transactions between the Company and its shareholders such as a share dividend, extra-ordinary cash dividend, share split-up, subdivision or consolidation of shares that affects the number or kind of Common Shares (or other securities of the Company) or the Fair Market Value (or the value of other Company securities) and causes a change in the Fair Market Value of the Common Shares subject to outstanding awards or (b) engages in a transaction to which Section 424 of the Code applies or (ii) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article XII by the Board shall be nondiscretionary, final and conclusive.

The issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Performance Units, Share Awards, Incentive Awards and Other Equity-Based Awards may be granted, the per individual annual grant limitations or the terms of outstanding Share Awards, Options, SARs, Performance Shares, Incentive Awards or Other Equity-Based Awards.

The Committee may make Share Awards and may grant Options, SARs, Performance Units, Incentive Awards or Other Equity-Based Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XII. Notwithstanding any provision of the Plan, the terms of such substituted Share Awards, SARs, Other Equity-Based Awards, Options, Incentive Awards or Performance Units shall be as the Committee, in its discretion, determines is appropriate.

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Shares shall be issued, no certificates for Common Shares shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing

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agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence Common Shares when a Share Award is granted, a Performance Unit, Incentive Award or Other Equity-Based Award is settled or for which an Option or SAR is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Share Award or Performance Unit shall be granted, no Common Shares shall be issued, no certificate for Common Shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

GENERAL PROVISIONS

Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

Unfunded Plan

This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Plan and all Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Plan or any Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an award granted under this Plan shall be treated as a separate identified payment for purposes of Section 409A.

If a payment obligation under an award or an Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

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Withholding Taxes

Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of an award of Performance Units, SARs, Incentive Awards or Other Equity-Based Award) or a cash equivalent acceptable to the Committee. Except to the extent prohibited by Treasury Regulation Section 1.409A-3(j), any minimum statutory federal, state, district or city withholding tax obligations also may be satisfied (a) by surrendering to the Company Common Shares previously acquired by the Participant; (b) by authorizing the Company to withhold or reduce the number of Common Shares otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of a Performance Unit award, an Incentive Award or an Other Equity-Based Award (if applicable) or the grant or vesting of a Share Award; or (c) by any other method as may be approved by the Committee. If Common Shares are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the day the tax liability arises and the number of Common Shares which may be withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

REIT Status

The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No award shall be granted or awarded, and with respect to any award granted under the Plan, such award shall not vest, be exercisable or be settled (i) to the extent that the grant, vesting, exercise or settlement could cause the Participant or any other person to be in violation of the common stock ownership limit or aggregate stock ownership limit prescribed by the Company’s Articles of Incorporation or Charter, as amended from time to time) or (ii) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the award could impair the Company’s status as a REIT.

Return of Awards; Repayment

Each Stock Award, Option, SAR, Performance Unit award, Incentive Award and Other Equity-Based Award granted under the Plan is subject to the condition that the Company may require that such award be returned and that any payment made with respect to such award must be repaid if such action is required under the terms of any Company “clawback” policy as in effect on the date that the payment was made, on the date the award was granted or, as applicable, the date the Option or SAR was exercised or the date the Stock Award, Performance Unit award, Incentive Award or Other Equity-Based Award is vested or earned.

change in control

Impact of Change in Control.

Upon a Change in Control, the Committee is authorized to cause (i) outstanding Options and SARs to become fully exercisable, (ii) outstanding Share Awards to become transferable and nonforfeitable and (iii) outstanding Performance Units, Incentive Awards and Other Equity-Based Awards to become earned and nonforfeitable in their entirety.

Assumption Upon Change in Control.

In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Share Award, Performance Unit, Incentive Award or Other Equity-Based Award shall be assumed by, or a substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Share Award, Performance Unit, Incentive Award or Other Equity-Based Award being assumed or

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substituted. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

Cash-Out Upon Change in Control.

In the event of a Change in Control, the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Option, SAR, Share Award, Performance Unit, Incentive Award and Other Equity-Based Award shall be cancelled in exchange for a payment. The payment may be in cash, Common Shares or other securities or consideration received by shareholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by shareholders in the Change in Control exceeds the option price or Initial Value in the case of an Option and SAR, (ii) the price per share received by shareholders for each Common Share subject to a Share Award, Performance Unit or Other Equity-Based Award, (iii) the value of the other securities or property in which the Performance Unit or Other Equity-Based award is denominated or (iv) the amount payable under an Incentive Award on account of meeting all Performance Goals or other performance objectives. If the option price or Initial Value exceeds the price per share received by shareholders in the Change in Control transaction, the Option or SAR may be cancelled under this Section 15.03 without any payment to the Participant.

Limitation of Benefits

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 15.04, the Parachute Payments will be reduced pursuant to this Section 15.04 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 15.04, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 15.04 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 15.04 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a

20

deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Section 15.04, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 15.04, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 15.04, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

Notwithstanding any other provision of this Section 15.04, the limitations and provisions of this Section 15.04 shall not apply to any Participant who, pursuant to an agreement with the Company or the terms of another plan maintained by the Company, is entitled to indemnification for any liability that the Participant may incur under Code Section 4999. In addition, nothing in this Section 15.04 shall limit or otherwise supersede the provisions of any other agreement or plan which provides that a Participant cannot receive Payments in excess of the Capped Payments.

AMENDMENT

The Board may amend or terminate this Plan at any time; provided, however, that no amendment may adversely impair the rights of Participants with respect to outstanding awards. In addition, an amendment will be contingent on approval of the Company’s shareholders if such approval is required by law or the rules of any exchange on which the Common Shares are listed or if the amendment would materially increase the benefits accruing to Participants under the Plan, materially increase the aggregate number of Common Shares that may be issued under the Plan or materially modify the requirements as to eligibility for participation in the Plan.

DURATION OF PLAN

No Share Award, Performance Unit Award, Option, SAR, Incentive Award or Other Equity-Based Award may be granted under this Plan after May 16, 2023. Share Awards, Performance Unit awards, Options, SARs, Incentive Award and Other Equity-Based Awards granted before such date shall remain valid in accordance with their terms.

EFFECTIVE DATE OF PLAN

Options, Share Awards, Performance Units, Incentive Awards and Other Equity-Based Awards may be granted under this Plan, as amended and restated herein, on and after the date that the Plan, as amended and restated herein, is adopted by the Board, provided that this amendment and restatement of the Plan shall not be effective unless, within twelve months after the Board’s action, the amended and restated Plan is approved by holders of a majority of the outstanding Common Shares entitled to vote and present or represented by properly executed and delivered proxies at a duly held shareholders’ meeting at which a quorum is present and provided further that no award shall be exercisable, vested or settled until such shareholder approval is obtained.

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COMPANY #

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Trustees recommends that you vote FOR the following:

1. Election of 01 Jeffrey H. Fisher 04 Jack P. DeBoer 07 Robert Perlmutter _ Vote FOR _ Vote WITHHELD

Trustees 02 Miles Berger 05 Glen R. Gilbert 08 Rolf Ruhfus all nominees from all nominees

03 Thomas J. Crocker 06 C. Gerald Goldsmith 09 Joel Zemans (except as marked)

(Instructions: To withhold authority to vote for any indicated nominee,

write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Trustees recommends you vote FOR the following:

2. Ratification of selection of independent auditors. _ For _ Against _ Abstain

The Board of Trustees recommends you vote FOR the following:

3. Approval, on an advisory basis, of executive compensation. _ For _ Against _ Abstain

The Board of Trustees recommends you vote FOR the following:

4. Approval of the Amended and Restated Equity Incentive Plan. _ For _ Against _ Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE

BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: _ Date _____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appear(s) hereon. When

signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or

partnership, please sign in full corporate or partnership name,

by authorized officer.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you

marked, signed and returned your proxy card.

VOTE BY INTERNET – www.eproxy.com/cldt

Use the Internet to transmit your voting instructions up

until 11:59 P.M. Eastern Time on May 16, 2013. Have

your proxy card in hand when you access the web site

and follow the instructions.

VOTE BY PHONE – 1-800-560-1965

Use any touch-tone telephone to transmit your voting

instructions up until 11:59 P.M. Eastern Time on May 16,

2013. Have your proxy card in hand when you call and

then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the

postage-paid envelope we have provided.

Shareowner Services

P.O. Box 64945

St. Paul, MN 55164-0945

CHATHAM LODGING TRUST

50 Cocoanut Row, Suite 211

Palm Beach, FL 33480 proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2013.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Jeffrey Fisher and Dennis Craven, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

CHATHAM LODGING TRUST

ANNUAL MEETING OF SHAREHOLDERS

Friday, May 17, 2013

9:00 AM

The Brazilian Court Hotel

301 Australian Avenue

Palm Beach, FL 33480